Exhibit 10.1

Execution Version

TERM LOAN AGREEMENT

DATED AS OF July 17, 2019

AMONG

RETAIL PROPERTIES OF AMERICA, INC.,

AS BORROWER,

AND

KEYBANK NATIONAL ASSOCIATION,

AS ADMINISTRATIVE AGENT,

KEYBANC CAPITAL MARKETS INC.,

AS BOOK RUNNER,

KEYBANC CAPITAL MARKETS INC., BRANCH BANKING AND TRUST COMPANY, PNC CAPITAL MARKETS LLC, TD BANK AND WELLS FARGO BANK, NATIONAL ASSOCIATION AS JOINT LEAD ARRANGERS,

BRANCH BANKING AND TRUST COMPANY, PNC BANK, NATIONAL ASSOCIATION, TD BANK AND

WELLS FARGO BANK, NATIONAL ASSOCIATION,

AS CO-SYNDICATION AGENTS,

AND

CERTAIN LENDERS

FROM TIME TO TIME PARTIES HERETO,

AS LENDERS

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5.8.	ERISA	38
5.9.	Accuracy of Information	38
5.10.	Regulations U and X	38
5.11.	[Intentionally Omitted]	38
5.12.	Compliance With Laws	38
5.13.	Ownership of Properties	39
5.14.	Investment Company Act	39
5.15.	[Intentionally Omitted]	39
5.16.	Solvency	39
5.17.	Insurance	39
5.18.	Borrower Status	40
5.19.	Environmental Matters	40
5.20.	OFAC; Sanctions Representation	41
5.21.	Intellectual Property	41
5.22.	Broker’s Fees	42
5.23.	Unencumbered Pool Properties	42
5.24.	No Bankruptcy Filing	42
5.25.	No Fraudulent Intent	42
5.26.	Transaction in Best Interests of Borrower; Consideration	42
5.27.	Subordination	42
5.28.	[Intentionally Omitted]	42
5.29.	Anti-Terrorism Laws	42
5.30.	EEA Financial Institution	43

ARTICLE VI. COVENANTS		43
6.1.	Financial Reporting	43
6.2.	Use of Proceeds	45
6.3.	Notice of Default	45
6.4.	Conduct of Business	46
6.5.	Taxes	46
6.6.	Insurance	46
6.7.	Compliance with Laws	46
6.8.	Maintenance of Properties	46
6.9.	Inspection	46
6.10.	Maintenance of Status	46
6.11.	Dividends	47
6.12.	Merger	47
6.13.	[Intentionally Omitted]	47
6.14.	Sale and Leaseback	47
6.15.	[Intentionally Omitted]	47
6.16.	Liens	47
6.17.	Affiliates	48
6.18.	Financial Undertakings	48
6.19.	[Intentionally Omitted]	48
6.20.	[Intentionally Omitted]	48
6.21.	Indebtedness and Cash Flow Covenants	48
6.22.	Environmental Matters	49
6.23.	[Intentionally Omitted]	50
6.24.	[Intentionally Omitted]	50
6.25.	Negative Pledges	50
6.26.	Subsidiary Guaranty	50
6.27.	Amendments to Organizational Documents	51

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ARTICLE VII. DEFAULTS		51

ARTICLE VIII. ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES		53
8.1.	Acceleration	53
8.2.	Amendments	53
8.3.	Preservation of Rights	56
8.4.	Insolvency of Borrower	56
8.5.	Application of Funds	56

ARTICLE IX. GENERAL PROVISIONS		57
9.1.	Survival of Representations	57
9.2.	Governmental Regulation	57
9.3.	Taxes	57
9.4.	Headings	57
9.5.	Entire Agreement	57
9.6.	Several Obligations; Benefits of the Agreement	57
9.7.	Expenses; Indemnification	57
9.8.	Numbers of Documents	58
9.9.	Accounting	58
9.10.	Severability of Provisions	59
9.11.	Nonliability of Lenders	59
9.12.	CHOICE OF LAW	59
9.13.	CONSENT TO JURISDICTION	59
9.14.	WAIVER OF JURY TRIAL	59
9.15.	USA Patriot Act Notice	59
9.16.	Promotional Material	60
9.17.	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	60

ARTICLE X. THE ADMINISTRATIVE AGENT		60
10.1.	Appointment	60
10.2.	Powers	61
10.3.	General Immunity	61
10.4.	No Responsibility for Loans, Recitals, Etc.	61
10.5.	Action on Instructions of Lenders	61
10.6.	Employment of Agents and Counsel	62
10.7.	Reliance on Documents; Counsel	62
10.8.	Administrative Agent’s Reimbursement and Indemnification	62
10.9.	Rights as a Lender	62
10.10.	Lender Credit Decision	62
10.11.	Successor Administrative Agent	63
10.12.	Notice of Defaults	63
10.13.	Requests for Approval	63
10.14.	Defaulting Lenders	64
10.15.	Additional Agents	65

ARTICLE XI. SETOFF; RATABLE PAYMENTS		65
11.1.	Setoff	65
11.2.	Ratable Payments	65

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ARTICLE XII. BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS		65
12.1.	Successors and Assigns	65
12.2.	Participations	66
12.3.	Assignments	67
12.4.	Dissemination of Information	68
12.5.	Tax Treatment	68

ARTICLE XIII. NOTICES		69
13.1.	Giving Notice	69
13.2.	Change of Address	69
13.3.	Electronic Delivery of Information	69

ARTICLE XIV. COUNTERPARTS		69

SCHEDULE I	Commitments
SCHEDULE 1	Unencumbered Pool Properties
SCHEDULE 2	Subsidiary Guarantors as of Agreement Effective Date

EXHIBIT A	Applicable Margin
EXHIBIT B	Form of Note
EXHIBIT C	Form of Amendment Regarding Increase
EXHIBIT D	Form of Compliance Certificate
EXHIBIT E	Form of Subsidiary Guaranty
EXHIBIT F	Form of Borrowing Notice
EXHIBIT G	Form of Assignment Agreement

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Exhibit 10.1

TERM LOAN AGREEMENT

This Term Loan Agreement (the “Agreement”) dated as of July 17, 2019, is among RETAIL PROPERTIES OF AMERICA, INC., a corporation organized under the laws of the State of Maryland (the “Borrower”), KEYBANK NATIONAL ASSOCIATION, a national banking association, and the several banks, financial institutions and other entities from time to time parties to the Agreement (collectively, the “Lenders”), and KEYBANK NATIONAL ASSOCIATION, not individually, but as “Administrative Agent”.

RECITALS

A. The Borrower is primarily engaged in the business of purchasing, owning, operating, leasing and managing retail properties.

B. The Borrower is qualified as a real estate investment trust under Section 856 of the Code.

C. The Borrower has requested that the Administrative Agent and the Lenders enter into this Agreement to make available to the Borrower credit facilities in the initial aggregate amount of $270,000,000 consisting of (a) a $120,000,000 5-year term loan facility and (b) a $150,000,000 7-year term loan facility. The Administrative Agent and those Lenders executing this Agreement have agreed to do so on the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

As used in this Agreement:

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any partnership, limited liability company, firm, corporation or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding partnership or membership interests of a partnership or limited liability company.

“Additional Loans” is defined in Section 2.22.

“Adjusted EBITDA” means, as of any date, the Consolidated Net Income for the most recent four (4) full fiscal quarters of the Borrower for which financial results have been reported, as adjusted, without duplication, by (i) deducting therefrom any income attributable to Excluded Tenants; (ii) adding or deducting for, as appropriate, any adjustment made under GAAP for straight lining of rents, gains or losses from sales of assets, extraordinary items, impairment and other non-cash charges, depreciation, amortization, interest expenses, taxes and the Consolidated Group Pro Rata Share of interest, taxes, depreciation and amortization in Investment Affiliates; (iii) deducting therefrom the Capital Expenditure Reserve Deduction for such period and (iv) adding back all master lease income (not to exceed 5% of Consolidated Net Income).

“Adjusted Unencumbered Pool NOI” means, as of any date, the then-current Unencumbered Pool Property NOI less the Capital Expenditure Reserve Deduction for the then-current Unencumbered Pool Properties.

“Administrative Agent” means KeyBank National Association in its capacity as agent for the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Administrative Agent appointed pursuant to Article X.

“Advance” means a borrowing hereunder consisting of the aggregate amount of the several Loans made by one or more of the Lenders to the Borrower of the same Type and Class and, in the case of LIBOR Rate Advances, for the same Interest Period.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person, provided, however, in no event shall Administrative Agent or Lender be an Affiliate of the Borrower. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

“Aggregate Commitment” means, as of any date, the aggregate amount of the then-current Commitments of all the Lenders, which is, as of the Agreement Effective Date, $270,000,000, as such amount may be increased pursuant to Section 2.22 hereof.

“Agreement” is defined in the Recitals hereto.

“Agreement Effective Date” means the date this Agreement has been fully executed and delivered by the Borrower and the Lenders and the conditions set forth in Section 4.1 have been fulfilled or waived in accordance with the terms hereof.

“Alternate Base Rate” means, for any day, the LIBOR Market Index Rate; provided, that if for any reason the LIBOR Market Index Rate is unavailable, Alternate Base Rate shall mean the per annum rate of interest equal to the Federal Funds Effective Rate plus one and one-half of one percent (1.50%). The Alternate Base Rate shall be determined on a daily basis.

“Amendment Regarding Increase” means an Amendment Regarding Increase substantially in the form of Exhibit C attached hereto pursuant to which an existing Lender or a new Lender provides a new Commitment, increases an existing Commitment, makes a new Loan or increases the amount of any existing Loan, as the case may be, as contemplated by Section 2.22.

“Anti-Corruption Laws” means all applicable laws of any jurisdiction concerning or relating to bribery, corruption or money laundering, including without limitation, the Foreign Corrupt Practices Act of 1977, as amended.

“Anti-Terrorism Laws” is defined in Section 5.29.

“Applicable Margin” means the applicable margin set forth in the pricing schedules contained in Exhibit A attached hereto used in calculating the interest rate applicable to the various Classes and Types of Advances, subject to the conditions set forth in Exhibit A with respect to the effective date of changes in such applicable margins.

“Applicable Provisions” means any of the definitions of “Qualifying Unencumbered Pool Property”, “Subsidiary Guarantor”, “Subsidiary Guaranty”, “Unencumbered Pool Property”, or “Unencumbered Pool Value” or the provisions of Article V, Article VI, Article VII, or Section 9.9 (excluding the last sentence thereof), or, in each case, any other defined terms associated or encompassed therein.

“Approved Proposed Modification” means an approval by the “Required Lenders” (as defined in the Existing KB/WF Agreement) of (x) the addition of eligible properties to the “Unencumbered Property Pool” (as defined in the Existing KB/WF Agreement) which does not meet one or more of the criteria for a “Qualifying Unencumbered Pool Property” (as defined in the Existing KB/WF Agreement), or (y) a proposal to modify, waive or restate, or request a consent or approval with respect to, the provisions of the Existing KB/WF Agreement dealing with the matters contained in the Applicable Provisions (including any associated or encompassed definitions) in writing (which may include a written waiver of an existing actual or potential default or event of default that is intended to be eliminated by such modification, restatement or waiver).

“Arrangers” means KeyBanc Capital Markets Inc., Branch Banking and Trust Company, PNC Capital Markets LLC, TD Bank and Wells Fargo Bank, National Association.

“Article” means an article of this Agreement unless another document is specifically referenced. “Authorized Officer” means any of the President, Chief Financial Officer and Chief Operating

Officer, or any of the Chairman and Chief Executive Officer, or the Chief Accounting Officer or any Executive Vice President of the Borrower, or any other executive officer or authorized agent approved by the Administrative Agent on behalf of the Lenders acting singly.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Beneficial Ownership Certification” means, if the Borrower qualifies as a “legal entity customer” within the meaning of the Beneficial Ownership Regulation, a certification of beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Borrower” is defined in the Recitals hereto.

“Borrowing Date” means a date on which an Advance is made hereunder.

“Borrowing Notice” is defined in Section 2.9.

“Business Day” means (i) with respect to any borrowing, payment or rate selection of LIBOR Rate Advances, a day (other than a Saturday or Sunday) on which banks generally are open in Cleveland, Ohio for the conduct of substantially all of their commercial lending activities and on which dealings in Dollars are carried on in the London interbank market and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Cleveland, Ohio for the conduct of substantially all of their commercial lending activities.

“Capital Expenditure Reserve Deduction” means, with respect to any group of Projects as of any date, $0.15 per annum per gross leaseable square foot of such Projects, times either (A) in the case of calculation of Adjusted EBITDA, as to each Project, the weighted average square footage of such Projects owned by the Consolidated Group at any time during the most recent four (4) fiscal quarters of Borrower for which financial results have been reported or (B) in the case of the calculation of Adjusted Unencumbered Pool NOI, as to each Project, the square footage of such Projects included in the Unencumbered Pool as of such date.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person which is not a corporation and any and all warrants or options to purchase any of the foregoing.

“Capitalization Rate” means six and one-half percent (6.50%).

“Capitalized Lease” of a Person means any lease of Property imposing obligations on such Person, as lessee thereunder, which are required in accordance with GAAP to be capitalized on a balance sheet of such Person.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.

“Cash Equivalents” means (a) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentally thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) Dollar denominated time and demand deposits and certificates of deposit of (i) any Lender or any of its Affiliates; (ii) any domestic commercial bank having capital and surplus in excess of $500,000,000 or (iii) any bank whose short-term commercial paper rating from S&P is at least A-2 or the equivalent thereof or from Moody’s is at least P-2 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than two (2) years from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody’s and maturing within one (1) year of the date of acquisition, (d) repurchase agreements with a bank or trust company (including any of the Lenders) or securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States of America in which a Borrower or their Subsidiaries shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations and (e) Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940, as amended, which are administered by financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to investments of the character described in the foregoing subdivisions (a) through (d).

“Change” is defined in Section 3.2.

“Change in Control” means the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of Capital Stock representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Borrower.

“Class” means (a) when used with respect to a Commitment, refers to whether such Commitment is a Tranche A Term Loan Commitment or a Tranche B Term Loan Commitment, (b) when used with respect to any Advance or Loan, refers to whether such Advance is a Tranche A Term Loan Advance or a Tranche B Term Loan Advance, or the Loans comprising such Advance are Tranche A Term Loans or Tranche B Term Loans, and (c) when used with respect to a Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Commitment” means, for each Lender collectively, such Lender’s Tranche A Term Loan Commitment, if any, and Tranche B Term Loan Commitment, if any.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D attached hereto executed by an Authorized Officer of the Borrower.

“Consolidated Debt Service” means, for any period, without duplication, (a) Consolidated Interest Expense for such period plus (b) the aggregate amount of scheduled principal payments attributable to Consolidated Outstanding Indebtedness (excluding optional principal payments, principal payments contingent on excess cash flow from a related Project and balloon payments made at maturity in respect of any such Indebtedness), plus (c) a percentage of all such principal payments made during such period by any Investment Affiliate on Indebtedness taken into account in calculating Consolidated Interest Expense, equal to the greater of (x) the percentage of the principal amount of such Indebtedness for which any member of the Consolidated Group is liable and (y) the Consolidated Group Pro Rata Share of such Investment Affiliate.

“Consolidated Group” means the Borrower and all Subsidiaries which are consolidated with it for financial reporting purposes under GAAP.

“Consolidated Group Pro Rata Share” means, with respect to any Investment Affiliate, the percentage of the total equity ownership interests held by the Consolidated Group in the aggregate, in such Investment Affiliate determined by calculating the greater of (i) the percentage of the issued and outstanding stock, partnership interests or membership interests in such Investment Affiliate held by the Consolidated Group in the aggregate and (ii) the percentage of the total book value of such Investment Affiliate that would be received by the Consolidated Group in the aggregate, upon liquidation of such Investment Affiliate, after repayment in full of all Indebtedness of such Investment Affiliate.

“Consolidated Interest Expense” means, for any period without duplication, the sum of (a) the amount of interest expense, determined in accordance with GAAP, of the Consolidated Group for such period attributable to Consolidated Outstanding Indebtedness during such period (excluding prepayment penalties and costs associated with early extinguishment of debt, to the extent constituting interest expense in accordance with GAAP) plus (b) the applicable Consolidated Group Pro Rata Share of any interest expense, determined in accordance with GAAP, of each Investment Affiliate, for such period, whether recourse or non-recourse.

“Consolidated Net Income” means, for any period, consolidated net income (or loss) of the Consolidated Group for such period determined on a consolidated basis in accordance with GAAP.

“Consolidated NOI” means, as of any date, for any entity or group of entities without duplication, the aggregate Net Operating Income for the most recent four (4) fiscal quarters for which financial results have been reported from all Projects owned by such entity or group of entities as of the end of such period of four (4) fiscal quarters.

“Consolidated Outstanding Indebtedness” means, as of any date of determination, without duplication, the sum of (a) all Indebtedness of the Consolidated Group outstanding at such date, determined on a consolidated basis in accordance with GAAP (whether recourse or non-recourse), plus, without duplication, (b) the applicable Consolidated Group Pro Rata Share of any Indebtedness of each Investment Affiliate other than Indebtedness of such Investment Affiliate to a member of the Consolidated Group.

“Construction in Progress” means, as of any date, the book value of any Projects then under development provided that a Project shall no longer be included in Construction in Progress and shall be valued based on its Net Operating Income upon the earlier of (i) the first anniversary after substantial completion (which shall mean the receipt of a temporary certificate of occupancy or a final certificate of occupancy) of such Project and (ii) the last day of the first full fiscal quarter in which the Net Operating Income attributable to such Project for such fiscal quarter multiplied by four (4) and then divided by the Capitalization Rate exceeds the book value of such Project.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

“Conversion/Continuation Notice” is defined in Section 2.10.

“Credit Rating” means, as of any date, with respect to either Moody’s or S&P, the most recent credit rating assigned to the senior, unsecured, non-credit enhanced, long-term debt of the Borrower issued by such rating agency prior to such date.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means an event described in Article VII.

“Default Rate” means the interest rate which may apply during the continuance of a Default pursuant to Section 2.12.

“Defaulting Lender” means, subject to Section 10.14(f), (a) any Lender that has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) any Lender that has notified the Borrower and the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder or under other agreements in which it commits to extend credit, or has made a public statement to that effect (unless (1) such writing has been delivered to Borrower and Administrative Agent, and (2) such writing or public statement relates solely to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement and, in the case of a writing, shall be accompanied by reasonably detailed documented evidence supporting such determination) cannot be satisfied), (c) any Lender that has failed, within two Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon timely receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) any Lender that has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 10.14(f)) upon delivery of written notice of such determination to the Borrower and each Lender.

“Disclosure Letter” means that certain letter from Borrower addressed to the Administrative Agent on behalf of the Lenders and dated as of the Agreement Effective Date, which discloses certain matters relevant to Section 5.5, Section 6.5 and/or Section 6.16 (or certain other Sections in this Agreement, as set forth therein).

“Dollars” or “$” means the lawful currency of the United States of America.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means (a) any Lender, (b) any Affiliate of a Lender or fund related to a Lender, (c) any commercial bank having a combined capital and surplus of $5,000,000,000 or more, (d) the central bank of any country which is a member of the Organization for Economic Cooperation and Development, (e) any savings bank, savings and loan association or similar financial institution which (A) has a net worth of $500,000,000 or more, (B) is regularly engaged in the business of lending money and extending credit under credit facilities substantially similar to those extended under this Agreement and (C) is operationally and procedurally able to meet the obligations of a Lender hereunder to the same degree as a commercial bank, and (f) any other financial institution (including a mutual fund or other fund) approved by the Administrative Agent and, unless a Default shall have occurred and be continuing,

Borrower (such approval not to be unreasonably withheld or delayed, and the failure of Borrower to expressly grant or deny any such approval within five (5) days after written request being deemed to be the grant of such approval) having total assets of $500,000,000 or more which meets the requirements set forth in subclauses (B) and (C) of clause (e) above; provided that each Eligible Assignee must either (a) be organized under the Laws of the United States of America, any State thereof or the District of Columbia or (b) be organized under the Laws of the Cayman Islands or any country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of such a country, and (i) act hereunder through a branch, agency or funding office located in the United States of America and (ii) be exempt from withholding of tax on interest. Notwithstanding anything herein to the contrary, at no time shall Borrower, its Affiliates, or any Subsidiary thereof, be considered an “Eligible Assignee.”

“Environmental Laws” means any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect, in each case to the extent the foregoing are applicable to the Borrower or any Subsidiaries or any of its respective assets or Projects.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Excluded Taxes” means, in the case of each Lender or applicable Lending Installation and the Administrative Agent, (a) taxes imposed on or measured by its overall net income (however determined), and franchise taxes imposed on it, by any jurisdiction with taxing authority over the Lender and (b) any U.S. federal withholding taxes imposed under FATCA.

“Excluded Tenants” means, as of any date, any tenant leasing more than 15,000 square feet of gross leaseable area at one of the Projects pursuant to a lease that has more than twelve (12) month remaining on its then applicable term, that either (a) is subject to a voluntary or involuntary petition for relief under any federal or state bankruptcy codes or insolvency law unless either (x) such lease is assumed in bankruptcy by or on behalf of such tenant or (y) all or a material portion of the gross leasable area that is the subject of such lease, is then also the subject of a new or replacement lease with a tenant that intends to take occupancy of the applicable space when available or (b) is not operating its business in its demised premises at such Project unless such non-operating tenant is, or such non-operating tenant’s lease obligations are guaranteed by an entity whose then current long-term, unsecured debt obligations are rated BBB- or above by S&P and Baa3 or above by Moody’s.

“Existing KB/WF Agreement” means that certain Fifth Amended and Restated Credit Agreement, dated as of April 23, 2018, by and among, the Borrower, as borrower, the Existing KB/WF Lenders, and KeyBank National Association, in its capacity as administrative agent for the Existing KB/WF Lenders, as the same may be amended or modified from time to time.

“Existing KB/WF Lenders” means the financial institutions from time to time party to the Existing KB/WF Agreement as lenders.

“Facility Obligations” means all Obligations other than the Related Swap Obligations.

“Facility Termination Date” means the Tranche A Facility Termination Date or the Tranche B Facility Termination Date for a Class of Term Loans, as the case may be.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(c) of the Code.

“Federal Funds Effective Rate” shall mean, for any day, the rate per annum (rounded upward to the nearest one one-hundredth of one percent (1/100 of 1%)) announced by the Federal Reserve Bank of Cleveland on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate.” If the Federal Funds Effective Rate determined as provided above would be less than zero, the Federal Funds Effective Rate shall be deemed to be zero.

“Fee Letter” is defined in Section 2.6.

“Financeable Ground Lease” means, a ground lease reasonably satisfactory to the Administrative Agent on behalf of the Lenders, which must provide customary protections for a potential leasehold mortgagee (“Mortgagee”) such as (i) a remaining term, including any optional extension terms exercisable unilaterally by the tenant, of no less than 25 years, (ii) a provision that the ground lease will not be terminated until the Mortgagee has received notice of a default, has had a reasonable opportunity to cure and has failed to do so, (iii) provision for a new lease to the Mortgagee as tenant on the same terms if the ground lease is terminated for any reason, (iv) transferability of the tenant’s interest under the ground lease by the Mortgagee without any requirement for consent of the ground lessor unless based on delivery of customary assignment and assumption agreements from the transferor and transferee, (v) the ability of the tenant to mortgage tenant’s interest under the ground lease without any requirement for consent of the ground lessor and (vi) provisions that the tenant under the ground lease (or the leasehold mortgagee) has customary protections with respect to the application of insurance proceeds or condemnation awards attributable to the tenant’s interest under the ground lease and related improvements.

“Financial Contract” of a Person means (i) any exchange-traded or over-the-counter futures, forward, swap or option contract or other financial instrument with similar characteristics, or (ii) any Rate Management Transaction.

“Financial Undertaking” of a Person means any agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, exchange rates or forward rates applicable to such party’s assets, liabilities or exchange transactions, including, but not limited to, interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options.

“First Mortgage Receivable” means any Indebtedness owing to a member of the Consolidated Group which is secured by a first-priority mortgage, deed to secure debt or deed of trust on commercial real estate and which has been designated by the Borrower as a “First Mortgage Receivable” in its most recent Compliance Certificate.

“Fixed Charge Coverage Ratio” means (i) Adjusted EBITDA divided by (ii) the sum of (A) Consolidated Debt Service for the most recent four (4) fiscal quarters for which financial results of Borrower have been reported, plus (B) all Preferred Dividends, if any, payable with respect to such four (4) fiscal quarters.

“Floating Rate” means, for any day, a rate per annum equal to (i) the Alternate Base Rate for such day plus (ii) the Applicable Margin for such day, in each case changing when and as the Alternate Base Rate and Applicable Margin change.

“Floating Rate Advance” means an Advance of a Class which bears interest at the Floating Rate for such Class.

“Floating Rate Loan” means a Loan of a Class which bears interest at the Floating Rate for such Class.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, applied in a manner consistent with that used in preparing the financial statements referred to in Section 6.1.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including any supranational bodies such as the European Union or the European Central Bank).

“Guarantee Obligation” means, as to any Person (the “guaranteeing person”), any obligation (determined without duplication) of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counter-indemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefore, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business or guarantees by the Borrower of liabilities under any interest rate lock agreement utilized to facilitate Secured Indebtedness of another member of the Consolidated Group or an Investment Affiliate. The amount of any Guarantee Obligation of any guaranteeing Person shall be deemed to be the maximum stated amount of the primary obligation relating to such Guarantee Obligation (or, if less, the maximum stated liability set forth in the instrument embodying such Guarantee Obligation), provided, that in the absence of any such stated amount or stated liability, or if such liability is conditioned upon the taking of certain actions or the occurrence of certain conditions beyond non-payment or non-performance by the primary obligor, such as liability under non-recourse carveout guaranties, the amount of such Guarantee Obligation shall be such guaranteeing Person’s reasonably anticipated liability in respect thereof as determined by the Borrower in good faith with respect to any such Guarantee Obligations of the Consolidated Group.

“Hazardous Materials” means all contaminants, vibrations, sound, odor, explosive or radioactive substances or wastes and hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, mold, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” of any Person at any date means without duplication, (a) all indebtedness of such Person for borrowed money including without limitation any repurchase obligation or liability of such Person with respect to securities, accounts or notes receivable sold by such Person, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), in each case evidenced by a binding agreement (excluding premiums or discounts on debt required to be recognized under GAAP), (c) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (d) all Capitalized Lease Obligations, (e) all obligations of such Person in respect of acceptances issued or created for the account of such Person, (f) all Guarantee Obligations of such Person (excluding in any calculation of consolidated Indebtedness of the Consolidated Group, Guarantee Obligations of one member of the Consolidated Group in respect of primary obligations of any other member of the Consolidated Group), (g) all reimbursement obligations of such Person for letters of credit and other contingent liabilities, (h) any Net Mark-to-Market Exposure, (i) all liabilities secured by any Lien (other than Liens for taxes not yet due and payable) on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof and (j) all obligations of such Person in respect of any transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheet of such Person.

“Interest Period” means a LIBOR Interest Period.

“Investment” of a Person means any Property owned by such Person, including without limitation, any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade), deposit account or contribution of capital by such Person to any other Person or any investment in, or purchase or other acquisition of, the stock, partnership interests, notes, debentures or other securities of any other Person made by such Person.

“Investment Affiliate” means any Person in which the Consolidated Group, directly or indirectly, has made an Investment and whose financial results are not consolidated under GAAP with the financial results of the Consolidated Group.

“Investment Grade Rating” means a Credit Rating of BBB-/Baa3 or higher from either of S&P or Moody’s, respectively.

“Investment Grade Rating Date” means, at any time after the Borrower has received an Investment Grade Rating from either S&P or Moody’s, the date specified by the Borrower in a written notice to the Administrative Agent and the Lenders as the date on which it irrevocably elects to have the Applicable Margin determined based on the Borrower’s Credit Rating.

“Lenders” means the lending institutions listed on the signature pages hereof, their respective successors and assigns, and any other lending institutions that subsequently become parties to this Agreement, and having a Commitment or holding a Loan.

“Lending Installation” means, with respect to a Lender, any office, branch, subsidiary or affiliate of such Lender.

“Leverage Ratio” means Consolidated Outstanding Indebtedness divided by Total Asset Value, expressed as a percentage.

“LIBOR Base Rate” means, subject to implementation of a Replacement Rate in accordance with Section 3.3(c), with respect to any LIBOR Rate Advance for any LIBOR Interest Period, the rate of interest obtained by dividing (i) the rate of interest per annum (expressed to the fifth decimal place) determined on the basis of the rate for deposits in Dollars for a period equal to the applicable LIBOR Interest Period as published by the ICE Benchmark Administration Limited, a United Kingdom company, or a comparable or successor quoting service approved by the Administrative Agent, at approximately 11:00 a.m. (London time) two Business Days prior to the first day of the applicable LIBOR Interest Period by (ii) a percentage equal to 1 minus the stated maximum rate (stated as a decimal) of all reserves, if any, required to be maintained with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”) as specified in Regulation D of the Board of Governors of the Federal Reserve System (or against any other category of liabilities which includes deposits by reference to which the interest rate on LIBOR Rate Loans is determined or any applicable category of extensions of credit or other assets which includes loans by an office of any Lender outside of the United States of America). If, for any reason, the rate referred to in the preceding clause (i) is not so published, then the rate to be used for such clause (i) shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) two Business Days prior to the first day of the applicable LIBOR Interest Period for a period equal to such LIBOR Interest Period. Any change in the maximum rate of reserves described in the preceding clause (ii) shall result in a change in LIBOR Base Rate on the date on which such change in such maximum rate becomes effective. Notwithstanding the foregoing, (x) in no event shall LIBOR Base Rate (including, without limitation, any Replacement Rate with respect thereto) be less than zero and (y) unless otherwise specified in any amendment to this Agreement entered into in accordance with Section 3.3(c), in the event that a Replacement Rate with respect to LIBOR Base Rate is implemented then all references herein to LIBOR Base Rate shall be deemed references to such Replacement Rate.

“LIBOR Interest Period” means, with respect to each amount bearing interest at a LIBOR based rate, a period of one, two, three or six months or, if available to all applicable Lenders with respect to the applicable Class of Advance, 7 days or twelve months, commencing on a Business Day, as selected by Borrower; provided, however, that (i) any LIBOR Interest Period which would otherwise end on a day which is not a Business Day shall continue to and end on the next succeeding Business Day, unless the result would be that such LIBOR Interest Period would be extended to the next succeeding calendar month, in which case such LIBOR Interest Period shall end on the next preceding Business Day and (ii) any LIBOR Interest Period which begins on a day for which there is no numerically corresponding date in the calendar month in which such LIBOR Interest Period would otherwise end shall instead end on the last Business Day of such calendar month.

“LIBOR Market Index Rate” means, for any day, LIBOR Base Rate as of that day that would be applicable for a LIBOR Rate Loan having a one-month Interest Period determined at approximately 10:00 a.m. for such day (rather than 11:00 a.m. (London time) two Business Days prior to the first day of such LIBOR Interest Period as otherwise provided in the definition of “LIBOR Base Rate”), or if such day is not a Business Day, the immediately preceding Business Day. The LIBOR Market Index Rate shall be determined on a daily basis.

“LIBOR Rate” means, for any LIBOR Interest Period for a Loan or Advance of a given Class, the sum of (A) the LIBOR Base Rate applicable thereto divided by one minus the then current Reserve Requirement and (B) the Applicable Margin for such Class of Loan or Advance in effect from time to time during the applicable LIBOR Interest Period, changing when and as the Applicable Margin for such Class of Loan or Advance changes.

“LIBOR Rate Advance” means an Advance which bears interest at a LIBOR Rate.

“LIBOR Rate Loan” means a Loan which bears interest at a LIBOR Rate.

“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

“Loan” means, with respect to a Lender, a Tranche A Term Loan, a Tranche B Term Loan and any Additional Loan made under Section 2.22.

“Loan Documents” means this Agreement, the Disclosure Letter, the Subsidiary Guaranty, if any, the Notes and any other document from time to time evidencing or securing indebtedness incurred by the Borrower under this Agreement, as any of the foregoing may be amended or modified from time to time.

“Management Fees”, means, with respect to each Project for any period, an amount equal to the greater of (i) actual management fees payable with respect thereto and (ii) three percent (3%) per annum on the aggregate base rent and percentage rent due and payable under leases at such Project.

“Marketable Securities” means Investments in Capital Stock or debt securities issued by any Person (other than an Investment Affiliate) which are publicly traded on a national exchange, excluding Cash Equivalents.

“Material Acquisition” means any acquisition by the Borrower or any Subsidiary in which the assets acquired exceed 10.0% of the consolidated total assets of the Borrower and its Subsidiaries determined under GAAP as of the last day of the most recently ending fiscal quarter of the Borrower for which financial statements are publicly available.

“Material Adverse Effect” means a material adverse effect on (i) the business, property or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Borrower and the Subsidiary Guarantors, taken as a whole, to perform their obligations under the Loan Documents, or (iii) the validity or enforceability of any of the Loan Documents. A material adverse effect on the validity or enforceability of the Subsidiary Guaranty solely with respect to one or more Subsidiary Guarantors that do not, individually or collectively, constitute Material Subsidiaries shall not be a Material Adverse Effect hereunder, except to the extent the same would result in a Material Adverse Effect pursuant to either clause (i) or (ii) above.

“Material Subsidiary” means, at any time of determination, (a) any individual Subsidiary to which more than $150,000,000 of then-current Total Asset Value is directly or indirectly attributable and (b) each Subsidiary in a group of Subsidiaries (the “Group”) to which more than $150,000,000 of then-current Total Asset Value is directly attributable on a collective basis to such Group, but only as and to the extent that there is a material adverse effect on the validity or enforceability of the Subsidiary Guaranty with respect to all Subsidiaries in such Group.

“Materials of Environmental Concern” means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Maximum Legal Rate” means the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or in the Note or other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions hereof.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Multiemployer Plan” means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which the Borrower or any member of the Controlled Group is a party to which more than one employer is obligated to make contributions.

“Negative Pledge” means, with respect to a given asset, any provision of a document, instrument or agreement (other than any Loan Document) which prohibits or purports to prohibit the creation or assumption of any Lien on such asset as security for Indebtedness of the Person owning such asset or any other Person; provided, however, that an agreement that conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets, shall not constitute a Negative Pledge.

“Net Mark-to-Market Exposure” of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Rate Management Transactions or any other Financial Contract. “Unrealized losses” means the fair market value of the cost to such Person of replacing such Rate Management Transaction or other Financial Contract as of the date of determination (assuming the Rate Management Transaction or other Financial Contract were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Rate Management Transaction or other Financial Contract as of the date of determination (assuming such Rate Management Transaction or other Financial Contract were to be terminated as of that date).

“Net Operating Income” means, with respect to any Project for any period, “property rental and other income” (as determined by GAAP) attributable to such Project accruing for such period, without regard for straight-lining of rents or any amortization related to above-market or below-market leases, plus all master lease income (not to exceed to 5% of Net Operating Income), minus the amount of all expenses (as determined in accordance with GAAP) incurred in connection with and directly attributable to the ownership and operation of such Project for such period, including, without limitation, Management Fees and amounts accrued for the payment of real estate taxes and insurance premiums, but excluding any general and administrative expenses related to the operation of the Borrower, any interest expense, or other debt service charges, impairment charges, the effects of straight-lining of ground lease rent, bad debt expenses related to the straight-lining of rents and any other non-cash charges such as depreciation or amortization of financing costs.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-U.S. Lender” is defined in Section 3.5(iv).

“Note” means any one of those promissory notes substantially in the form of Exhibit B attached hereto from Borrower in favor of the Lenders, including any amendment, modification, renewal or replacement of any such promissory note, provided that, at the request of any Lender, a Note payable to such Lender shall not be issued and the Obligations of the Borrower hereunder to such Lender shall be evidenced entirely by this Agreement and the other Loan Documents with the same effect as if a Note had been issued to such Lender.

“Notice of Assignment” is defined in Section 12.3(ii).

“Obligations” means the Advances, the Related Swap Obligations, and all accrued and unpaid fees and all other obligations of Borrower to the Administrative Agent or the Lenders arising under this Agreement or any of the other Loan Documents, including all payments and other obligations that may accrue after the commencement of any action or proceeding described in Sections 7.7 and 7.8.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control and any successor thereto.

“Other Taxes” is defined in Section 3.5(ii).

“Outstanding Facility Amount” means, at any time, the sum of all then outstanding Advances.

“Participants” is defined in Section 12.2(i).

“Patriot Act” is defined in Section 9.15.

“Payment Date” means, with respect to the payment of interest accrued on any Advance, the fifteenth day of each calendar month, subject, in the case of any Payment Date in respect of interest on the Advances, to adjustment in accordance with the Modified Following Business Day Convention (as defined in the 2000 ISDA Definitions (as published by the International Swaps and Derivatives Association, Inc.)).

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Permitted Liens” are defined in Section 6.16.

“Person” means any natural person, corporation, limited liability company, joint venture, partnership, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Borrower or any member of the Controlled Group may have any liability.

“Preferred Dividends” means, with respect to any entity, dividends or other distributions which are payable to holders of any ownership interests in such entity which entitle the holders of such ownership interests to be paid on a preferred basis prior to dividends or other distributions to the holders of other types of ownership interests in such entity, provided that distributions payable by IW JV 2009 LLC to Inland Equity Investors, LLC or any of its successors or assigns shall be excluded from “Preferred Dividends”.

“Prepayment Premium” means a premium payable pro rata to the Lenders equal to the following amount for the following periods:

If Prepayment occurs	Prepayment Fee
On or before July 17, 2020	2.0% of the aggregate principal amount of Tranche B Term Loans then being prepaid.

After July 17, 2020 but on or prior to July 17, 2021	1.0% of the aggregate principal amount of Tranche B Term Loans then being prepaid.

Any date after July 17, 2021	0.0% of the aggregate principal amount of Tranche B Term Loans then being prepaid.

“Project” means any real estate asset located in the United States owned by the Borrower or any of its Subsidiaries or any Investment Affiliate, and operated or intended to be operated primarily as a retail property, an office property, an industrial property or a mixed use property. For purposes of this Agreement, if only a portion of such a real estate asset is then the subject of a material redevelopment, the Borrower may, subject to the reasonable approval of the Administrative Agent, elect to treat such portion as a Project separate and distinct from the remaining portion of such real estate asset.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

“Purchasers” is defined in Section 12.3(i).

“Qualifying Unencumbered Pool Property” means any Project which, as of any date of determination, (a) is located in the United States; (b) is wholly owned by the Borrower or a Wholly- Owned Subsidiary in fee simple or leased, as lessee, by the Borrower or a Wholly-Owned Subsidiary under the terms of a Financeable Ground Lease; (c) is free of all structural defects or major architectural deficiencies, title defects, environmental conditions or other adverse matters except for defects, deficiencies, conditions or other matters individually or collectively which are not material to the profitable operation of such Project; and (d) is not, nor is any direct or indirect interest of the Borrower or any Subsidiary therein, subject to any Lien other than Permitted Liens set forth in clauses (i) through (iv) of Section 6.16 or to any Negative Pledge (other than Negative Pledges permitted under clause (ii) of Section 6.25). No asset shall be deemed to be unencumbered unless both such asset and all Capital Stock of the Subsidiary owning such asset is unencumbered. Nothing in this Agreement shall prohibit a Subsidiary from having other Unsecured Indebtedness or unsecured Guarantee Obligations and the existence of such Unsecured Indebtedness or unsecured Guarantee Obligations shall not prevent any Project owned by such Subsidiary from qualifying as a Qualifying Unencumbered Pool Property.

“Rate Management Transaction” means any transaction (including an agreement with respect thereto) now existing or hereafter entered into by the Borrower which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

“Recourse Indebtedness” means any Indebtedness of the Borrower or any other member of the Consolidated Group with respect to which the liability of the obligor is not limited to the obligor’s interest in specified assets securing such Indebtedness, other than with respect to customary exceptions for certain acts or types of liability such as environmental liability, fraud and other customary nonrecourse carveouts unless they are judicially determined to have been triggered and then only to the extent of such determination.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

“Related Swap Obligations” means, as of any date, all of the obligations of Borrower arising under any then outstanding swap contracts entered into between Borrower and any Lender or Affiliate of any Lender in respect of the Obligations arising under this Agreement or any of the other Loan Documents.

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, disposing, or dumping or any Hazardous Material into the environment.

“Replacement Rate” has the meaning assigned thereto in Section 3.3(c).

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

“Required Class Lenders” means, with respect to a Class of Lenders on any date of determination, Lenders of such Class (a) having more than 50% of the aggregate amount of the Commitments of such Class or if no Commitments of such Class are then in effect, holding more than 50% of the principal amount of the aggregate outstanding Loans of such Class; provided that in determining such percentage at any given time, all then existing Defaulting Lenders of such Class will be disregarded and excluded.

“Required Lenders” means, as of any date, Lenders having more than 50% of the aggregate amount of the Commitments (or after the making of the initial Advances, the aggregate outstanding principal amount of the Loans); provided that (i) in determining such percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded, and (ii) at all times when there are two or more Lenders (excluding Defaulting Lenders), the term “Required Lenders” shall in no event mean less than two Lenders.

“Reserve Requirement” means, with respect to a LIBOR Rate Loan and LIBOR Interest Period, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Federal Reserve Board or other Governmental Authority or agency having jurisdiction with respect thereto for determining the maximum reserves (including, without limitation, basic, supplemental, marginal and emergency reserves) for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D) maintained by a member bank of the Federal Reserve System.

“Sanctioned Country” means, at any time, a country or territory which is, or whose government is, the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by any Governmental Authority of the United States of America, including without limitation, OFAC or the U.S. Department of State, or by the United Nations Security Council, the European Union or any other Governmental Authority, (b) any Person located, operating, organized or resident in a Sanctioned Country, (c) any agency, political subdivision or instrumentality of the government of a Sanctioned County or (d) any Person controlled by any Person or agency described in any of the preceding clauses (a) through (c).

“Sanctions” means any sanctions or trade embargoes imposed, administered or enforced by any Governmental Authority of the United States of America, including without limitation, OFAC or the U.S. Department of State, or by the United Nations Security Council, the European Union or any other Governmental Authority.

“Section” means a numbered section of this Agreement, unless another document is specifically referenced.

“Secured Indebtedness” means any Indebtedness of the Borrower or any other member of the Consolidated Group which is secured by a Lien (other than Permitted Liens set forth in clauses (i) through (iv) of Section 6.16) on a Project, any ownership interests in any Person or any other assets which had, in the aggregate, a value in excess of the amount of such Indebtedness at the time such Indebtedness was incurred. Notwithstanding the foregoing, Secured Indebtedness shall exclude Recourse Indebtedness that is secured solely by ownership interests in another Person that owns a Project which is encumbered by a mortgage securing Indebtedness.

“Single Employer Plan” means a Plan maintained by the Borrower or any member of the Controlled Group for employees of the Borrower or any member of the Controlled Group.

“Single Tenant Project” means any Project that is leased (or is being constructed to be leased) to a single tenant.

“S&P” means Standard & Poor’s Ratings Group and its successors.

“Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.

“Subsidiary Guarantor” means, as of any date, each Subsidiary of the Borrower, if any, which is then a party to the Subsidiary Guaranty pursuant to Section 6.26.

“Subsidiary Guaranty” means the guaranty, if any, substantially in the form of Exhibit E attached hereto and executed and delivered pursuant to Section 6.26, including any joinders executed by additional Subsidiary Guarantors, if any after the Agreement Effective Date.

“Substantial Portion” means, with respect to the Property of the Borrower and its Subsidiaries, Property which represents more than 10% of then-current Total Asset Value.

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes and Other Taxes.

“Term Loan Commitment” means an amount equal to the aggregate amount of all (i) Tranche A Term Loan Commitments, (ii) Tranche B Term Loan Commitments and (iii) obligations of Lenders to make Additional Loans as set forth in an Amendment Regarding Increase; in each case without reduction due to any termination of the same as a result of the making of any Advances under this Agreement.

“Term Percentage” means for each Lender of a given Class, the ratio that such Lender’s outstanding Loans of such Class bears to the total outstanding Advances of such Class, expressed as a percentage.

“Total Asset Value” means, as of any date, (i) (A) the Consolidated NOI attributable to Projects owned by the Borrower or a member of the Consolidated Group (excluding 100% of the Consolidated NOI attributable to Projects not owned for at least four (4) full fiscal quarters as of the end of the fiscal quarter for which Consolidated NOI is calculated and provided that the contribution to Consolidated NOI on account of any Project shall not in any event be a negative number) divided by (B) the Capitalization Rate, plus (ii) 100% of the price paid for any such Projects first acquired by the Borrower or a member of the Consolidated Group during such four (4) full fiscal quarter period, plus (iii) cash, Cash Equivalents and Marketable Securities owned by the Consolidated Group as of the end of such fiscal quarter, plus (iv) the Consolidated Group Pro Rata Share of (A) Consolidated NOI attributable to Projects owned by Investment Affiliates (excluding Consolidated NOI attributable to Projects not owned for the entire four (4) full fiscal quarters on which Consolidated NOI is calculated and provided that the contribution to Consolidated NOI on account of any Project shall not in any event be a negative number) divided by (B) the Capitalization Rate, plus (v) the Consolidated Group Pro Rata Share of the price paid for such Projects first acquired by an Investment Affiliate during such four (4) full fiscal quarters, plus (vi) Construction in Progress at book value, plus (vii) First Mortgage Receivables owned by the Consolidated Group (at the lower of book value or market value), plus (viii) Unimproved Land at book value. To the extent the amount of Total Asset Value attributable to Unimproved Land, Investments in Investment Affiliates, Construction in Progress, First Mortgage Receivables and Marketable Securities would exceed 25% of Total Asset Value, such excess shall be excluded from Total Asset Value; provided, however that to the extent the amount of Total Asset Value attributable to (v) Unimproved Land and Construction in Progress exceeds 15% of the Total Asset Value, (w) Investment Affiliates exceeds 20% of the Total Asset Value, (x) First Mortgage Receivables exceeds 10% of the Total Asset Value or (y) Marketable Securities exceeds 10% of Total Asset Value, such excess shall be excluded from Total Asset Value.

“Tranche A Facility Termination Date” means July 17, 2024.

“Tranche A Term Lender” means a Lender having a Tranche A Term Loan Commitment or holding a Tranche A Term Loan.

“Tranche A Term Loan” means, for each Tranche A Term Lender, a term loan made by such Lender pursuant to Section 2.1(a), and any Additional Loans that are Tranche A Term Loans made under Section 2.22.

“Tranche A Term Loan Advance” means any Advance comprised solely of Tranche A Term Loans.

“Tranche A Term Loan Commitment” means, for each Tranche A Term Lender, the obligation of such Tranche A Term Lender to make Tranche A Term Loans on the terms and conditions set forth herein not exceeding the amount set forth for such Lender on Schedule I as such Lender’s “Tranche A Term Loan Commitment Amount”, as set forth in an Amendment Regarding Increase executed by such Lender pursuant to Section 2.22 or as set forth in any Notice of Assignment relating to any assignment that has become effective pursuant to Section 12.3(ii), as such amount may be modified from time to time pursuant to the terms hereof.

“Tranche B Facility Termination Date” means July 17, 2026.

“Tranche B Term Lender” means a Lender having a Tranche B Term Loan Commitment or holding a Tranche B Term Loan.

“Tranche B Term Loan” means, for each Tranche B Term Lender, a term loan made by such Lender pursuant to Section 2.1(b), and any Additional Loans that are Tranche B Term Loans made under Section 2.22.

“Tranche B Term Loan Advance” means any Advance comprised solely of Tranche B Term Loans.

“Tranche B Term Loan Commitment” means, for each Tranche B Term Lender, the obligation of such Tranche B Term Lender to make Tranche B Term Loans on the terms and conditions set forth herein not exceeding the amount set forth for such Lender on Schedule I as such Lender’s “Tranche B Term Loan Commitment Amount”, as set forth in an Amendment Regarding Increase executed by such Lender pursuant to Section 2.22 or as set forth in any Notice of Assignment relating to any assignment that has become effective pursuant to Section 12.3(ii), as such amount may be modified from time to time pursuant to the terms hereof.

“Transferee” is defined in Section 12.4.

“Type” means, with respect to any Advance, its nature as either a Floating Rate Advance or LIBOR Rate Advance.

“Unencumbered Interest Coverage Ratio” means, as of any date, the aggregate Net Operating Income for the most recent fiscal quarter for which financial results have been reported attributable to Unencumbered Pool Properties as of any such date divided by the Unsecured Interest Expense for such period.

“Unencumbered Leverage Ratio” means, as of any date, the then-current Unsecured Indebtedness of the Consolidated Group (but excluding from such Unsecured Indebtedness any Guarantee Obligations) divided by the then-current Unencumbered Pool Value.

“Unencumbered Pool” means as of any date, all then-current Unencumbered Pool Properties.

“Unencumbered Pool Property” means, as of any date, any Project which is a Qualifying Unencumbered Pool Property as of such date.

“Unencumbered Pool Property NOI” means, as of any date, the aggregate Net Operating Income for the most recent four (4) fiscal quarters for which financial results have been reported attributable to Unencumbered Pool Properties as of such date.

“Unencumbered Pool Value” means, as of any date, the sum of (a)(i) the aggregate Adjusted Unencumbered Pool NOI attributable to all Unencumbered Pool Properties which have been owned by the Borrower or a Subsidiary for the most recent four (4) full fiscal quarters for which financial results of Borrower have been reported (provided that the contribution to Adjusted Unencumbered Pool NOI on account of any Unencumbered Pool Property shall not in any event be a negative number) divided by (ii) the Capitalization Rate plus (b) the aggregate acquisition cost of all Unencumbered Pool Properties which have not been so owned by a Subsidiary for such period of four (4) consecutive entire fiscal quarters, plus (c) unencumbered Unimproved Land and Construction in Progress, both at book value. For purposes of this definition, to the extent (i) the value attributable to Unimproved Land and any other land not included in Unimproved Land and Construction in Progress, would exceed 10% of the Unencumbered Pool Value, (ii) the value attributable to any one (1) Unencumbered Pool Property would exceed 15% of the Unencumbered Pool Value, (iii) the aggregate value attributable to those Single Tenant Projects which are leased to the same tenant (or Affiliates of the same tenant), would exceed 15% of the Unencumbered Pool Value; (iv) the aggregate value attributable to all Single Tenant Projects where the remaining unexpired term of the lease of such Single Tenant Project to the tenant of such Single Tenant Project (without giving effect to any unexercised options of such tenant to extend the term of such lease) is less than five (5) years, would exceed 15% of the Unencumbered Pool Value, or (v) the aggregate value attributable to Unencumbered Pool Properties which are occupied pursuant to Financeable Ground Leases would exceed 20% of Unencumbered Pool Value, each such excess amount shall be excluded from Unencumbered Pool Value.

“Unfunded Liabilities” means the amount (if any) by which the present value of all vested nonforfeitable benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans.

“Unimproved Land” means, as of any date, any land which (i) is not appropriately zoned for retail development, (ii) does not have access to all necessary utilities or (iii) does not have access to publicly dedicated streets, unless such land has been designated in writing by the Borrower in a certificate delivered to the Administrative Agent as land that is reasonably expected to satisfy all such criteria within twelve (12) months after such date. For purposes of clarification, if any, such land shall be deemed to be included in Construction in Progress as of such date of designation and from and after such date shall not be considered Unimproved Land.

“Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

“Unsecured Indebtedness” means, with respect to any Person, all Indebtedness of such Person for borrowed money that does not constitute Secured Indebtedness.

“Unsecured Interest Expense” means, for any period, all Consolidated Interest Expense for such period attributable to Unsecured Indebtedness.

“Wholly-Owned Subsidiary” of a Person means (i) any Subsidiary all of the beneficial ownership of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (ii) any partnership, limited liability company, association, joint venture or similar business organization 100% of the beneficial ownership of which shall at the time be so owned or controlled.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

ARTICLE II.

THE CREDIT

2.1. Advances.

(a) Tranche A Term Loans. Subject to the terms and conditions of this Agreement, each Tranche A Term Lender severally agrees to make on the Agreement Effective Date, an Advance through the Administrative Agent to the Borrower in Dollars in an amount equal to such Lender’s Tranche A Term Loan Commitment, provided that:

(i) the making of such Advances will not cause the aggregate original principal amount of all Tranche A Term Loans to exceed the aggregate amount of the Tranche A Term Loan Commitments in effect on the Agreement Effective Date; and

(ii) the making of any such Advance will not cause the Unencumbered Leverage Ratio to exceed the maximum percentage then permitted under Section 6.21(iii).

Subject to Section 2.2, such Advances may be Floating Rate Advances or LIBOR Rate Advances. Each Tranche A Term Lender shall fund its Term Percentage of each such Advance and no Tranche A Term Lender will be required to fund any amounts which would cause such Lender’s Tranche A Term Loans to exceed its Tranche A Term Loan Commitment. This facility is a term loan facility. Any such Advances that are repaid may not be reborrowed. From and after the Agreement Effective Date, pursuant to the provisions of Section 2.22, one or more Lenders may agree to increase their Tranche A Term Loan Commitments, issue new Tranche A Term Loan Commitments, or make Additional Loans, in each case, at the times and on the terms and conditions agreed by such Lenders and the Borrower as set forth in the applicable Amendment Regarding Increase. Upon each Tranche A Term Lender’s funding of its Tranche A Term Loan on the Agreement Effective Date, the Tranche A Term Loan Commitment of such Lender shall terminate.

(b) Tranche B Term Loans. Subject to the terms and conditions of this Agreement, each Tranche B Term Lender severally agrees to make on the Agreement Effective Date, an Advance through the Administrative Agent to the Borrower in Dollars in an amount equal to such Lender’s Tranche B Term Loan Commitment, provided that:

(i) the making of such Advances will not cause the aggregate original principal amount of all Tranche B Term Loans to exceed the aggregate amount of the Tranche B Term Loan Commitments in effect on the Agreement Effective Date; and

(ii) the making of any such Advance will not cause the Unencumbered Leverage Ratio to exceed the maximum percentage then permitted under Section 6.21(iii).

Subject to Section 2.2, such Advances may be Floating Rate Advances or LIBOR Rate Advances. Each Tranche B Term Lender shall fund its Term Percentage of each such Advance and no Tranche B Term Lender will be required to fund any amounts which would cause such Lender’s Tranche B Term Loans to exceed its Tranche B Term Loan Commitment. This facility is a term loan facility. Any such Advances that are repaid may not be reborrowed. From and after the Agreement Effective Date, pursuant to the provisions of Section 2.22, one or more Lenders may agree to increase their Tranche B Term Loan Commitments, issue new Tranche B Term Loan Commitments, or make Additional Loans, in each case, at the times and on the terms and conditions agreed by such Lenders and the Borrower as set forth in the applicable Amendment Regarding Increase. Upon each Tranche B Term Lender’s funding of its Tranche B Term Loan on the Agreement Effective Date, the Tranche B Term Loan Commitment of such Lender shall terminate.

2.2. Ratable and Non Ratable Advances. Subject to the terms of Section 2.22, Advances hereunder shall consist of Loans made by the Lenders in each Class ratably based on each such Lender’s applicable Term Percentage for such Class. The Advances may be Floating Rate Advances, LIBOR Rate Advances or a combination thereof, selected by the Borrower in accordance with Sections 2.8 and 2.9.

2.3. Final Principal Payment. Any outstanding Advances, and all other unpaid Obligations in respect of the (i) Tranche A Term Loans shall be paid in full by the Borrower on the Tranche A Facility Termination Date and (ii) Tranche B Term Loans shall be paid in full by the Borrower on the Tranche B Facility Termination Date.

2.4. [Reserved].

2.5. [Reserved].

2.6. Other Fees. The Borrower agrees to pay all fees payable to the Administrative Agent and the Arrangers pursuant to (i) the Borrower’s letter agreement with the Administrative Agent and the Lead Arranger dated as of July 8, 2019 (the “Fee Letter”) and (ii) such other written agreements regarding this Agreement between Borrower and any other of the Arrangers.

2.7. [Reserved].

2.8. Principal Payments.

(a) Optional. The Borrower may from time to time pay all or any part of outstanding Advances without penalty or premium other than, in the case of the prepayment of the Tranche B Term Loans, the Prepayment Premium then due, if any, which Prepayment Premium shall be paid concurrently with such prepayment. A Floating Rate Advance may be paid without prior notice to the Administrative Agent. A LIBOR Rate Advance may be paid on the last day of the applicable Interest Period or, if and only if the Borrower pays any amounts due to the Lenders under Sections 3.4 and 3.5 as a result of such prepayment, on a day prior to such last day. Unless otherwise directed by the Borrower by written notice to the Administrative Agent, all principal payments made when no Default has occurred and is continuing shall be applied to repay all outstanding Advances of each Class of Loans on a pro rata basis. If a Default has occurred and is continuing such principal payment shall be applied as provided in Section 8.5.

(b) Mandatory. Mandatory partial principal payments, together with the Prepayment Premium then due in respect of such payment, if any, shall be due from time to time if, (i) due to an increase in the aggregate amount of Unsecured Indebtedness of the Consolidated Group or any reduction in the Unencumbered Pool Value or in the Adjusted Unencumbered Pool NOI, whether by an Unencumbered Pool Property failing to continue to satisfy the requirement for qualification as a Qualifying Unencumbered Pool Property or by a reduction in the Unencumbered Pool Value or the Adjusted Unencumbered Pool NOI attributable to any Unencumbered Pool Property, the Unsecured Indebtedness of the Consolidated Group (excluding from such Unsecured Indebtedness any Guarantee Obligations) shall be in excess of the maximum amount permitted to be outstanding under clause (iii) of Section 6.21 or (ii) without limiting the effect of any other provision of this Agreement requiring such a principal payment, the aggregate then outstanding Advances made hereunder in any Class under Section 2.1 and/or 2.22 shall be in excess of the applicable Term Loan Commitments for such Class. Such principal payments shall be in the amount needed to restore Borrower to compliance with such covenants or such maximum amount. Such mandatory principal payments shall be due and payable (i) in the case of any such reduction arising from results reported in a quarterly financial statement of Borrower and related Compliance Certificate, ten (10) Business Days after delivery of such quarterly financial statement and Compliance Certificate under Section 6.1 evidencing such reduction or (ii) in all other cases, ten (10) Business Days after Borrower’s receipt of written notice from the Administrative Agent of the existence of any condition requiring any such mandatory principal payment (which written notice shall include reasonably detailed evidence in support of such determination).

2.9. Method of Selecting Classes and Types and Interest Periods for New Advances. The Borrower shall select the Class and Type of Advance and, in the case of each LIBOR Rate Advance, the LIBOR Interest Period applicable to each Advance from time to time in accordance with this Section or Section 2.10, as applicable. The Borrower shall give the Administrative Agent irrevocable notice (a “Borrowing Notice”) in the form attached as Exhibit F and made a part hereof (i) not later than 1:00 p.m. Cleveland, Ohio time on the Business Day immediately preceding the Borrowing Date of each Floating Rate Advance and (ii) not later than 10:00 a.m. Cleveland, Ohio time, at least three (3) Business Days before the Borrowing Date for each LIBOR Rate Advance, which shall specify:

(i) the Borrowing Date, which shall be a Business Day, of such Advance,

(ii) the aggregate amount of such Advance,

(iii) the Class and Type of Advance selected, and

(iv) in the case of each LIBOR Rate Advance, the LIBOR Interest Period applicable thereto.

Each Lender required to make a Loan in connection with a requested Advance shall make available its Loan or Loans, in funds immediately available in Cleveland, Ohio to the Administrative Agent at its address specified pursuant to Article XIII on each Borrowing Date not later than noon (Cleveland, Ohio time). The Administrative Agent will make the funds so received from the Lenders available to the Borrower at the Administrative Agent’s aforesaid address.

No LIBOR Interest Period may end after the applicable Facility Termination Date for such Class of Advances and, unless the Required Class Lenders otherwise agree in writing, in no event may there be more than seven (7) different LIBOR Interest Periods for LIBOR Rate Advances outstanding at any one time.

2.10. Conversion and Continuation of Outstanding Advances. Floating Rate Advances of a Class shall continue as Floating Rate Advances of such Class unless and until such Floating Rate Advances are converted into LIBOR Rate Advances of the same Class. Each LIBOR Rate Advance of a Class shall continue as a LIBOR Rate Advance of such Class until the end of the then applicable Interest Period therefor, at which time such LIBOR Rate Advance shall be automatically converted into a Floating Rate Advance of the same Class unless the Borrower shall have given the Administrative Agent a “Conversion/Continuation Notice” requesting that, at the end of such Interest Period, such LIBOR Rate Advance either continue as a LIBOR Rate Advance of the same Class for the same or another Interest Period or be converted to an Advance of another Type but of the same Class. The Borrower may elect from time to time to convert all or any part of a Floating Rate Advance of a Class into a LIBOR Rate Advance of the same Class and vice versa; provided that any conversion of any LIBOR Rate Advance shall be made on, and only on, the last day of the Interest Period applicable thereto. The Borrower shall give the Administrative Agent irrevocable notice (a “Conversion/Continuation Notice”) of each conversion of an Advance to a LIBOR Rate Advance or continuation of a LIBOR Rate Advance not later than 10:00 a.m. (Cleveland, Ohio time), at least three Business Days, in the case of a conversion into or continuation of a LIBOR Rate Advance, prior to the date of the requested conversion or continuation, specifying:

(i) the requested date, which shall be a Business Day, of such conversion or continuation;

(ii) the aggregate amount and Type of the Advance which is to be converted or continued;

(iii) the Class of Advance which is to be converted or continued; and

(iv) the amount and Type(s) of Advance(s) into which such Advance is to be converted or continued and, in the case of a conversion into or continuation of a LIBOR Rate Advance, the duration of the Interest Period applicable thereto.

2.11. Changes in Interest Rate, Etc. Each Floating Rate Advance of a Class shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is converted from a LIBOR Rate Advance into a Floating Rate Advance pursuant to Section 2.10 to but excluding the date it becomes due or is converted into a LIBOR Rate Advance pursuant to Section 2.10 hereof, at a rate per annum equal to the Floating Rate applicable to such Class of Advance in effect from time to time. Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate. Each LIBOR Rate Advance shall bear interest from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the LIBOR Rate applicable to such Class of LIBOR Rate Advance.

2.12. Rates Applicable After Default. Notwithstanding anything to the contrary contained in Section 2.9 or 2.10, during the continuance of a Default or Unmatured Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring consent of affected Lenders to changes in interest rates), declare that no Advance may be made as, converted into or continued as a LIBOR Rate Advance. During the continuance of a Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring consent of affected Lenders to changes in interest rates), declare that (i) each LIBOR Rate Advance shall bear interest for the remainder of the applicable Interest Period at the LIBOR Rate otherwise applicable to such LIBOR Rate Advance for such Interest Period plus 4% per annum and (ii) each Floating Rate Advance shall bear interest at a rate per annum equal to the Floating Rate otherwise applicable to the Floating Rate Advance plus 4% per annum; provided, however, that the Default Rate shall become applicable automatically if a Default occurs under Section 7.1 or 7.2, unless waived by the Required Lenders.

2.13. Method of Payment.

(i) All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available Dollars to the Administrative Agent on behalf of the applicable Lenders at the Administrative Agent’s address specified pursuant to Article XIII, or at any other Lending Installation of the Administrative Agent specified in writing by the Administrative Agent to the Borrower, by noon (Cleveland, Ohio time) on the date when due and shall be applied by the Administrative Agent in accordance with the applicable terms of this Agreement.

(ii) As provided elsewhere herein, all interests of the Lenders of a Class in the Advances of such Class, and all Lenders’ interests in the Loan Documents shall be ratable undivided interests and none of such Lenders’ interests shall have priority over the others. Each payment delivered to the Administrative Agent for the account of any Lender or amount to be applied or paid by the Administrative Agent to any Lender shall be paid promptly (on the same day as received by the Administrative Agent if received prior to noon (Cleveland, Ohio time) on such day and otherwise on the next Business Day) by the Administrative Agent to such Lender in the same type of funds that the Administrative Agent received at such Lender’s address specified pursuant to Article XIII or at any Lending Installation specified in a notice received by the Administrative Agent from such Lender. Payments received by the Administrative Agent on behalf of the Lenders but not timely funded to the Lenders shall bear interest payable by the Administrative Agent at the Federal Funds Effective Rate from the date due until the date paid. The Administrative Agent is hereby authorized to charge the account of the Borrower maintained with KeyBank National Association for each payment of principal, interest and fees as it becomes due hereunder.

2.14. Notes; Telephonic Notices. Each Lender is hereby authorized to record the principal amount of each of its Loans of each Class and each repayment on the schedule attached to its Note, provided, however, that the failure to so record shall not affect the Borrower’s obligations under such Note. The Borrower hereby authorizes the Lenders and the Administrative Agent on behalf of the Lenders to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any Authorized Officer. The Borrower agrees to deliver promptly to the Administrative Agent a written confirmation, if such confirmation is requested by the Administrative Agent or any Lender, of each telephonic notice signed by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent and the Lenders shall govern absent manifest error. The Administrative Agent will at the request of the Borrower, from time to time, but not more often than monthly, provide Borrower with the amount of the outstanding Aggregate Commitment and the applicable interest rate for a LIBOR Rate Advance. Upon a Lender’s furnishing to Borrower an affidavit to such effect, if a Note is mutilated, destroyed, lost or stolen, Borrower shall deliver to such Lender, in substitution therefore, a new note containing the same terms and conditions as such Note being replaced.

2.15. Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Advance shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof, at maturity, whether by acceleration or otherwise, and at the repayment in full of the Advance. Interest and all other fees shall be calculated for actual days elapsed on the basis of a 360-day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to noon (Cleveland, Ohio time) at the place of payment. If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

2.16. Intentionally Omitted.

2.17. Notification of Advances, Interest Rates and Prepayments. The Administrative Agent will notify each Lender of the applicable Class of the contents of each Borrowing Notice regarding Loans of such Class, Conversion/Continuation Notice regarding Loans of such Class, and repayment notice with respect to Loans of such Class received by it hereunder not later than the close of business on the Business Day such notice is received by the Administrative Agent. The Administrative Agent will notify each Lender of a Class of the interest rate applicable to each LIBOR Rate Advance of such Class promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.

2.18. Lending Installations. Each Lender may book its Loans at any Lending Installation selected by such Lender and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Notes shall be deemed held by each Lender for the benefit of such Lending Installation. Each Lender may, by written notice to the Administrative Agent and the Borrower, designate a Lending Installation through which Loans will be made by it and for whose account Loan payments are to be made.

2.19. Non-Receipt of Funds by the Administrative Agent. Unless the Borrower or a Lender, as the case may be, notifies the Administrative Agent prior to the time at which it is scheduled to make payment to the Administrative Agent on behalf of the Lenders of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of the Borrower, a payment of principal, interest or fees to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been, or will be, made. The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (i) in the case of payment by a Lender, the Federal Funds Effective Rate for such day or (ii) in the case of payment by the Borrower, the interest rate applicable to the relevant Class and Type of Loan. If such Lender so repays such amount and interest thereon to the Administrative Agent within one Business Day after such demand, all interest accruing on the Loan not funded by such Lender during such period shall be payable to such Lender when received from the Borrower.

2.20. Replacement of Lenders under Certain Circumstances. The Borrower shall be permitted to replace any Lender which (a) has demanded compensation from Borrower under Section 3.1 or 3.2, or (b) is not capable of receiving payments without any deduction or withholding of United States federal income tax pursuant to Section 3.5, or (c) cannot maintain its LIBOR Rate Loans at a suitable Lending Installation pursuant to Section 3.3 or (d) either voted against or failed to respond to any written request made by the Administrative Agent seeking approval of any amendment to or waiver of any provision of this Agreement, if at least the Required Lenders voted in favor of such proposed amendment or waiver or (e) is a Defaulting Lender; with a replacement bank or other financial institution, provided that (i) such replacement does not conflict with any applicable legal or regulatory requirements affecting the Lenders, (ii) no Default or (after notice thereof to Borrower) no Unmatured Default shall have occurred and be continuing at the time of such replacement, (iii) the Borrower shall repay (or the replacement bank or institution shall purchase, at par) all Loans and other amounts owing to such replaced Lender prior to the date of replacement, (iv) the Borrower shall be liable to such replaced Lender under Sections 3.4 and 3.6 if any LIBOR Rate Loan owing to such replaced Lender shall be prepaid (or purchased) other than on the last day of the Interest Period relating thereto, (v) the replacement bank or institution, if not already a Lender or not an Eligible Assignee, and the terms and conditions of such replacement, shall be reasonably satisfactory to the Administrative Agent, (vi) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 12.3 (provided that the Borrower shall be obligated to pay the processing fee referred to therein), (vii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 3.5 and (viii) any such replacement shall not be deemed to be a waiver of any rights which the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

2.21. Usury. This Agreement, each Note and each other Loan Document are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the principal balance of any Loan at a rate which could subject any Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the interest rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to any Lender for the use, forbearance, or detention of the sums due under any Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the applicable Loans until payment in full so that the rate or amount of interest on account of such Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to such Loan for so long as such Loan is outstanding.

2.22. Increase in Commitments; Additional Loans. Borrower shall have the right exercisable no more than three (3) times with respect to each Class of Loans, upon at least 10 Business Days’ notice to the Administrative Agent and the Lenders, to request increases in the Commitments (which, for clarification and as used herein, may include new Commitments) and the making of additional Loans (the “Additional Loans”) by up to (x) $130,000,000 for the Tranche A Term Loans and (y) $100,000,000 for the Tranche B Term Loans, to a maximum aggregate amount not to exceed $500,000,000 (reduced to the extent Borrower has repaid any Advances, it being acknowledged and agreed that any such repayment shall not otherwise impact or limit Borrower’s right to seek and obtain increases in the Commitments and Additional Loans, hereunder) by either adding new lenders as Lenders (subject to the Administrative Agent’s prior written approval of the identity of any such new lender if it is not an Eligible Assignee) or obtaining the agreement, which shall be at such Lender’s or Lenders’ sole discretion, of one or more of the then current Lenders to increase its or their Commitments and to make Additional Loans. Each such increase in the Commitments and the making of Additional Loans must be an aggregate minimum amount of $5,000,000 and integral multiples of $5,000,000 in excess thereof. Such increases in Commitments and the making of Additional Term Loans may be with respect to either Class or both Classes. Effecting any increase of the Commitments and the making of Additional Loans under this Section is subject to the following conditions precedent: (x) no Default or Unmatured Default has occurred, is then continuing or shall be in existence on the effective date of such increase of Commitments and making Additional Loans, (y) the representations and warranties (subject in all cases to all materiality qualifiers and other exceptions in such representations and warranties) contained in Article V shall be true and correct as of the effective date of such increase, except to the extent any such representation or warranty is stated to relate solely to an earlier date (in which case such representation or warranty shall have been true and correct on and as of such earlier date) and except for changes in factual circumstances not prohibited under the Loan Documents, and (z) the Administrative Agent shall have received an Amendment Regarding Increase by the Borrower, the Administrative Agent and the new lender or existing Lender providing such increase of Commitments and Additional Loans, a copy of which shall be forwarded to each Lender by the Administrative Agent promptly after execution thereof and all documentation and opinions as the Administrative Agent may reasonably request, in form and substance satisfactory to the Administrative Agent. In no event will any existing Lender be obligated to provide any portion of any such increase of Commitments and making of Additional Loans unless such Lender shall specifically agree in writing to provide such increase of Commitments and make Additional Loans at such time. On the effective date of any such increase of Commitments and making of Additional Loans, Borrower shall pay to the institutions arranging such increases such fees as may be agreed to by such institutions and the Borrower and to each new lender or then-current Lender providing such increase of Commitments and making Additional Loans the up-front fee agreed to between Borrower and such party. In addition, the Subsidiary Guarantors, if any, shall execute a consent to such increase of Commitments and making of Additional Loans ratifying and continuing their obligations under the Subsidiary Guaranty. In no event shall the aggregate Commitments and Loans exceed $500,000,000 without the approval of all Lenders which are not then Defaulting Lenders.

2.23. Pro Rata Treatment. Except to the extent otherwise provided herein: (a) the making of Loans in each Class under Sections 2.1.(a) and 2.1(b) shall be made from the Lenders in such Class, pro rata according to the amounts of their respective Commitments in such Class; (b) each payment or prepayment of principal of Loans in each Class shall be made for the account of the Lenders in such Class pro rata in accordance with the respective unpaid principal amounts of the Loans in such Class held by them; (c) each payment of interest on Loans of a Class shall be made for the account of the Lenders of such Class pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders of such Class; and (d) the Conversion and Continuation of Loans of a particular Class and Type shall be made pro rata among the Lenders of such Class according to the amounts of their respective Loans of such Class, and the then current Interest Period for each Lender’s portion of each such Loan of such Type shall be coterminous.

ARTICLE III.

CHANGE IN CIRCUMSTANCES

3.1. Yield Protection. If, on or after the date of this Agreement, the adoption of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change in the interpretation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender or applicable Lending Installation with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency or any other Change:

(i) subjects any Lender or any applicable Lending Installation to any Taxes, or changes the basis of taxation of payments (other than with respect to Excluded Taxes) to any Lender in respect of its LIBOR Rate Loans, or

(ii) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation (other than reserves and assessments taken into account in determining the interest rate applicable to LIBOR Rate Advances), or

(iii) imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation of making, funding or maintaining its LIBOR Rate Loans, or reduces any amount receivable by any Lender or any applicable Lending Installation in connection with its LIBOR Rate Loans, or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of LIBOR Rate Loans, by an amount deemed material by such Lender as the case may be, and the result of any of the foregoing is to increase the cost to such Lender or applicable Lending Installation, as the case may be, of making or maintaining its LIBOR Rate Loans or Commitment, if any, or to reduce the return received by such Lender or applicable Lending Installation in connection with such LIBOR Rate Loans or Commitment, then, within 15 days of a demand by such Lender accompanied by reasonable evidence of the occurrence of the applicable event under clauses (i), (ii) or (iii) above, the Borrower shall pay such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction in amount received.

3.2. Changes in Capital Adequacy Regulations. If a Lender in good faith determines the amount of capital or liquidity required or expected to be maintained by such Lender, any Lending Installation of such Lender or any corporation controlling such Lender is increased as a result of a Change (as hereinafter defined), then, within 15 days of demand by such Lender, the Borrower shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender in good faith determines is attributable to this Agreement, its outstanding credit exposure hereunder or its obligation to make Loans hereunder (after taking into account such Lender’s policies as to capital adequacy). “Change” means (i) any change after the Agreement Effective Date in the Risk-Based Capital Guidelines or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the Agreement Effective Date which affects the amount of capital or liquidity required or expected to be maintained by any Lender or any lending office of such Lender or any corporation controlling any Lender. Notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines and directives promulgated thereunder and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change”, regardless of the date adopted, issued, promulgated or implemented. “Risk-Based Capital Guidelines” means (i) the risk-based capital guidelines in effect in the United States on the Agreement Effective Date, including transition rules, and (ii) the corresponding capital regulations promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, including transition rules, and any amendments to such guidelines, rules and regulations adopted prior to the Agreement Effective Date.

3.3. Availability of Types of Advances; Inability to Determine Rates.

(a) Availability of Types of Advances. If any Lender in good faith determines that maintenance of any of its LIBOR Rate Loans at a suitable Lending Installation would violate any applicable law, rule, regulation or directive, whether or not having the force of law, such Lender shall promptly notify the Administrative Agent thereof and the Administrative Agent shall, with written notice to Borrower, suspend the availability of LIBOR Rate Advances and require any LIBOR Rate Advances to be repaid, then, if for any reason whatsoever the provisions of Section 3.1 are inapplicable, the Administrative Agent shall, with written notice to Borrower, suspend the availability of any LIBOR Rate Advances made after the date of any such determination. If the Borrower is required to so repay a LIBOR Rate Advance, such LIBOR Rate Advances shall be converted to Floating Rate Advances.

(b) Inability to Determine Rates. Unless and until a Replacement Rate is implemented in accordance with Section 3.3(c) below, if the Administrative Agent reasonably determines, or the Administrative Agent is advised by the Required Lenders, that for any reason in connection with any request for a LIBOR Rate Loan or a conversion to or continuation thereof or otherwise that (i) dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable amount and Interest Period of such LIBOR Rate Loan, (ii) adequate and reasonable means do not exist for determining LIBOR Base Rate for any requested LIBOR Interest Period with respect to a proposed LIBOR Rate Loan, or (iii) LIBOR Base Rate for any requested LIBOR Interest Period with respect to a proposed LIBOR Rate Loan does not adequately and fairly reflect the cost to the Required Lenders of funding such Loan, and, in any such event, Administrative Agent shall have also made such determination with respect to similarly situated loans in which it is serving as administrative agent or otherwise consistent with market practice generally, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligations of the Lenders to make or maintain LIBOR Rate Loans and Floating Rate Loans as to which the interest rate is determined by reference to LIBOR Market Index Rate shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice, such revocation not to be unreasonably withheld or delayed. Upon receipt of such notice, the Borrower may revoke any pending request for the borrowing of, conversion to or continuation of LIBOR Rate Loans or, failing that, will be deemed to have converted such request into a request for the borrowing of Loans that are Floating Rate Loans (with the Floating Rate determined other than by reference to LIBOR Market Index Rate) in the amount specified therein.

(c) Alternative Rate of Interest. Notwithstanding anything to the contrary in Section 3.3(b) above, if the Administrative Agent has made the reasonable determination (such determination to be conclusive absent manifest error) that (i) the circumstances described in Section 3.3(b)(i) or (b)(ii) have arisen and that such circumstances are unlikely to be temporary, (ii) any applicable interest rate specified herein is no longer a widely recognized benchmark rate for newly originated loans in the U.S. syndicated loan market in the applicable currency or (iii) the applicable supervisor or administrator (if any) of any applicable interest rate specified herein or any Governmental Authority having, or purporting to have, jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which any applicable interest rate specified herein shall no longer be used for determining interest for loans in the U.S. syndicated loan market in the applicable currency, then the Administrative Agent and the Borrower may amend this Agreement, to the extent practicable (with the consent of the Borrower and as determined by the Administrative Agent to be generally in accordance with similar situations in other transactions in which it is serving as administrative agent or otherwise consistent with market practice generally), establish a replacement interest rate (the “Replacement Rate”), in which case, the Replacement Rate shall, subject to the next two sentences, replace such applicable interest rate for all purposes under the Loan Documents unless and until (A) an event described in Section 3.3(b)(i), (b)(ii), (c)(i), (c)(ii) or (c)(iii) occurs with respect to the Replacement Rate or (B) the Administrative Agent (or the Required Lenders through the Administrative Agent) notifies the Borrower that the Replacement Rate does not adequately and fairly reflect the cost to the Lenders of funding the Loans bearing interest at the Replacement Rate and, in any such event, Administrative Agent shall have also made such determination with respect to similarly situated loans in which it is serving as administrative agent or otherwise consistent with market practice generally. In connection with the establishment and application of the Replacement Rate, this Agreement and the other Loan Documents shall be amended solely with the consent of the Administrative Agent and the Borrower, as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 3.3(c). Notwithstanding anything to the contrary in this Agreement or the other Loan Documents (including, without limitation, Section 8.2), such amendment shall become effective without any further action or consent of any party other than the Administrative Agent and the Borrower so long as the Administrative Agent shall not have received within five (5) Business Days of the delivery of such amendment to the Lenders, written notices from such Lenders that in the aggregate constitute Required Lenders, with each such notice stating that such Lender objects to such amendment (which such notice shall note with specificity the particular provisions of the amendment to which such Lender objects). To the extent the Replacement Rate is approved by the Administrative Agent in connection with this clause (c), the Replacement Rate shall be applied in a manner consistent with market practice; provided that, in each case, to the extent such market practice is not administratively feasible for the Administrative Agent, such Replacement Rate shall be applied as otherwise reasonably determined by the Administrative Agent (it being understood that any such modification by the Administrative Agent shall not require the consent of, or consultation with, any of the Lenders).

3.4. Funding Indemnification. If any payment of a LIBOR Rate Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a LIBOR Rate Advance is not made or continued on the date specified by the Borrower for any reason other than default by the Lenders or as a result of unavailability pursuant to Section 3.3, the Borrower will indemnify each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost (incurred or expected to be incurred) in liquidating or employing deposits acquired to fund or maintain the LIBOR Rate Advance and shall pay all such losses or costs within fifteen (15) days after written demand therefor.

3.5. Taxes.

(i) All payments by the Borrower to or for the account of any Lender or the Administrative Agent on behalf of the Lenders hereunder or under any Note shall be made free and clear of and without deduction for any and all Taxes. If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender or the Administrative Agent on behalf of the Lenders, (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.5) such Lender or the Administrative Agent on behalf of the Lenders (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (b) the Borrower shall make such deductions, (c) the Borrower shall pay the full amount deducted to the relevant authority in accordance with applicable law and (d) the Borrower shall furnish to the Administrative Agent the original copy of a receipt evidencing payment thereof within 30 days after such payment is made.

(ii) In addition, the Borrower hereby agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any Note or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note (“Other Taxes”).

(iii) The Borrower hereby agrees to indemnify the Administrative Agent and each Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 3.5) paid by the Administrative Agent on behalf of the Lenders or such Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Payments due under this indemnification shall be made within 30 days of the date the Administrative Agent or such Lender makes demand therefore pursuant to Section 3.6.

(iv) Each Lender that is not incorporated under the laws of the United States of America, a state thereof or the District of Columbia (each a “Non-U.S. Lender”) agrees that it will, not more than ten Business Days after the date it becomes a party to this Agreement, (i) deliver to the Borrower and the Administrative Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN (or W-8BEN-E, as applicable) or W-8ECI, certifying in either case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, and (ii) deliver to the Borrower and the Administrative Agent a United States Internal Revenue Form W-8 or W-9, as the case may be, and certify that it is entitled to an exemption from United States backup withholding tax. Each Non-U.S. Lender further undertakes to deliver to the Borrower and the Administrative Agent (x) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete, and (y) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by the Borrower or the Administrative Agent. All forms or amendments described in the preceding sentence shall certify that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form or amendment with respect to it and such Lender advises the Borrower and the Administrative Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

(v) For any period during which a Non-U.S. Lender has failed to provide the Borrower with an appropriate form pursuant to clause (iv), above (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any Governmental Authority, occurring subsequent to the date on which a form originally was required to be provided), such Non-U.S. Lender shall not be entitled to indemnification under this Section 3.5 with respect to Taxes imposed by the United States.

(vi) Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any Note pursuant to the law of any relevant jurisdiction or any treaty shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate following receipt of such documentation.

(vii) If the U.S. Internal Revenue Service or any other Governmental Authority of the United States or any other country or any political subdivision thereof asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or properly completed, because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered its exemption from withholding ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax, withholding therefor, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to the Administrative Agent under this subsection, together with all costs and expenses related thereto (including attorneys fees and time charges of attorneys for the Administrative Agent, which attorneys may be employees of the Administrative Agent). The obligations of the Lenders under this Section 3.5(vii) shall survive the payment of the Obligations and termination of this Agreement and any such Lender obligated to indemnify the Administrative Agent shall not be entitled to indemnification from the Borrower with respect to such amounts, whether pursuant to this Article III or otherwise, except to the extent the Borrower participated in the actions giving rise to such liability.

(viii) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by applicable law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (viii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

3.6. Lender Statements; Survival of Indemnity; Delay in Requests. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its LIBOR Rate Loans to reduce any liability of the Borrower to such Lender under Sections 3.1, 3.2 and 3.5 or to avoid the unavailability of LIBOR Rate Advances under Section 3.3, so long as such designation is not, in the reasonable judgment of such Lender, disadvantageous to such Lender. Each Lender shall deliver a written statement of such Lender to the Borrower (with a copy to the Administrative Agent) as to the amount due, if any, under Sections 3.1, 3.2, 3.4 or 3.5. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a LIBOR Rate Loan shall be calculated as though each Lender funded its LIBOR Rate Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the LIBOR Rate applicable to such Loan, whether in fact that is the case or not.

Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Borrower of such written statement. The obligations of the Borrower under Sections 3.1, 3.2, 3.4 and 3.5 shall survive payment of the Obligations and termination of this Agreement. Failure or delay on the part of any Lender to demand compensation pursuant to Section 3.1 or 3.2 shall not constitute a waiver of the right of such Lender to demand such compensation; provided that Borrower shall not be required to compensate a Lender pursuant to Section 3.1 or 3.2, as applicable, for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender notifies Borrower of the Change giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).

ARTICLE IV.

CONDITIONS PRECEDENT

4.1. Closing. On or prior to the Agreement Effective Date (i) the Borrower shall have paid all applicable fees due and payable to the Lenders and the Administrative Agent hereunder, and (ii) the Borrower shall have furnished to the Administrative Agent, the following:

(a) The duly executed originals of the Loan Documents, including the Notes payable to the order of each of the Lenders, this Agreement and the Disclosure Letter;

(b) Certificates of good standing for the Borrower from the State of Maryland for the Borrower, certified by the appropriate governmental officer and dated not more than sixty (60) days prior to the Agreement Effective Date;

(c) Copies of the formation documents (including code of regulations, if appropriate) of the Borrower, certified by an officer of the Borrower, together with all amendments thereto;

(d) Incumbency certificates, executed by an officer of the Borrower, which shall identify by name and title the Persons authorized to sign the Loan Documents and to make borrowings hereunder on behalf of the Borrower, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Borrower;

(e) Copies of resolutions of the board of directors, sole member or other governing body, as applicable, of the Borrower (and with respect to the resolutions of the board of directors of the Borrower certified by a Secretary or an Assistant Secretary of the Borrower), authorizing the Advances provided for herein, with respect to the Borrower, and the execution, delivery and performance of the Loan Documents to be executed and delivered by the Borrower;

(f) A written opinion of the Borrower’s counsel, addressed to the Lenders in such form as the Administrative Agent may reasonably approve;

(g) A certificate, signed by an officer of the Borrower, stating that on the Agreement Effective Date (i) no Default or Unmatured Default has occurred and is continuing, (ii) all representations and warranties of the Borrower are true and correct, (iii) Borrower has not suffered any material adverse changes, and (iv) no action, suit, investigation or proceeding, pending or threatened, exists in any court or before any arbitrator or Governmental Authority that purports to materially and adversely affect the Borrower or any transaction contemplated hereby, or that could have a Material Adverse Effect on the Borrower or any transaction contemplated hereby or on the ability of the Borrower to perform its obligations under the Loan Documents, provided that such certificate is in fact true and correct;

(h) The most recent financial statements of the Borrower;

(i) Written money transfer instructions addressed to the Administrative Agent and signed by an Authorized Officer, together with such other related money transfer authorizations as the Administrative Agent may have reasonably requested;

(j) Evidence that all upfront fees due to each of the Lenders under the Fee Letter have been paid, or will be paid out of the proceeds of the initial Advance hereunder;

(k) A pro forma Compliance Certificate pursuant to Section 6.1(v);

(l) A certificate signed by an officer of the Borrower, setting forth in reasonable detail the calculation of the Unencumbered Pool Value;

(m) All information requested by the Administrative Agent and each Lender in order to comply with applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act and, if applicable, Beneficial Ownership Regulation; and

(n) Such other documents as any Lender or its counsel may have reasonably requested, the form and substance of which documents shall be reasonably and customarily acceptable to the parties and their respective counsel.

4.2. Each Advance. The Lenders shall not be required to make any Advance unless on the applicable Borrowing Date, after giving effect to such Advance:

(i) There exists no Default or Unmatured Default; and

(ii) The representations and warranties contained in Article V are true and correct as of such Borrowing Date, except to the extent any such representation or warranty is stated to relate solely to an earlier date (in which case such representation or warranty shall have been true and correct on and as of such earlier date) and except for changes in factual circumstances not prohibited under the Loan Documents.

Each Borrowing Notice with respect to each such Advance shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 4.2(i) and (ii) have been satisfied.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and Lenders that:

5.1. Existence. The Borrower is a corporation duly organized and validly existing under the laws of the State of Maryland. The Borrower has its principal place of business in Oak Brook, Illinois and is duly qualified as a foreign entity, properly licensed (if required), in good standing and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except where the failure to be so qualified, licensed and in good standing and to have the requisite authority could not reasonably be expected to have a Material Adverse Effect. Each Subsidiary Guarantor, if any, is duly organized and validly existing under the laws of its jurisdiction of organization, and is duly qualified as a foreign entity, properly licensed (if required), and in good standing, and has all requisite authority to conduct its business, in each jurisdiction in which its business is conducted, except where the failure to be so organized, validly existing, qualified, licensed, in good standing and to have the requisite authority could not reasonably be expected to have a Material Adverse Effect.

5.2. Authorization and Validity. Each of the Borrower and the Subsidiary Guarantors, if any, has the corporate power and authority and legal right to execute and deliver the Loan Documents to which it is a party and to perform its respective obligations thereunder, except, solely with respect to the Subsidiary Guarantors, where the failure to have such power, authority and legal right could not reasonably be expected to have a Material Adverse Effect. The execution and delivery by each of the Borrower and the Subsidiary Guarantors, if any, of the Loan Documents to which it is a party and the performance of its respective obligations thereunder have been duly authorized by proper corporate proceedings, except, solely with respect to the Subsidiary Guarantors, if any, where the failure to have been duly authorized could not reasonably be expected to have a Material Adverse Effect. The Loan Documents constitute legal, valid and binding obligations of the Borrower and the Subsidiary Guarantors, if any, party thereto enforceable against the Borrower and the Subsidiary Guarantors, if any and as applicable, in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally, and except, solely with respect to the Subsidiary Guarantors, if any, where the failure of the Loan Documents to be legal, valid, binding and enforceable obligations could not reasonably be expected to have a Material Adverse Effect.

5.3. No Conflict; Government Consent. Neither the execution and delivery by the Borrower or any of the Subsidiary Guarantors, if any, of the Loan Documents to which any of them is a party, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower or any of its Subsidiaries or the Borrower’s or any Subsidiary’s articles of incorporation, by-laws, articles of organization, articles of formation, certificates of trust, limited partnership certificates, operating agreements, trust agreements, or limited partnership agreements, or the provisions of any indenture, instrument or agreement to which the Borrower or any of its Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, except where such violation, conflict or default would not have a Material Adverse Effect, or result in the creation or imposition of any Lien (other than Permitted Liens set forth in Section 6.16) in, of or on the Property of the Borrower or a Subsidiary pursuant to the terms of any such indenture, instrument or agreement. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required for the legality, validity, binding effect or enforceability of, any of the Loan Documents.

5.4. Financial Statements; Material Adverse Effect. All consolidated financial statements of the Borrower and its Subsidiaries heretofore or hereafter delivered to the Lenders were prepared in accordance with GAAP in effect on the preparation date of such statements and fairly present in all material respects the consolidated financial condition and operations of the Borrower and its Subsidiaries at such date and the consolidated results of their operations for the period then ended, subject, in the case of interim financial statements, to normal and customary year-end adjustments. Since December 31, 2018, there has been no change in the business, properties, or condition (financial or otherwise) of the Borrower and its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

5.5. Taxes. The Borrower and its Subsidiaries have filed all United States federal tax returns and all other tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by the Borrower or any of its Subsidiaries except (a) such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided and (b) with respect to the Subsidiaries, to the extent the failure to so file any such returns or to pay any such taxes could not reasonably be expected to have a Material Adverse Effect. As of the Agreement Effective Date, except as set forth in the Disclosure Letter, no tax liens have been filed and no claims are being asserted with respect to such taxes. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries, taken as a whole, in respect of any taxes or other governmental charges are adequate.

5.6. Litigation and Guarantee Obligations. There is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting the Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect. The Borrower has no material contingent obligations not provided for or disclosed in the financial statements referred to in Section 6.1.

5.7. Subsidiaries. All of the issued and outstanding shares of capital stock of all Subsidiary Guarantors, if any, that are corporations have been duly authorized and issued and are fully paid and non-assessable, except to the extent that the failure or non-compliance of the same could not reasonably be expected to have a Material Adverse Effect.

5.8. ERISA. The Unfunded Liabilities of all Single Employer Plans do not in the aggregate exceed $1,000,000. Neither Borrower nor any other member of the Controlled Group has incurred, or is reasonably expected to incur, any withdrawal liability to Multiemployer Plans in excess of $250,000 in the aggregate. Each Plan complies in all material respects with all applicable requirements of law and regulations, no Reportable Event has occurred with respect to any Plan, neither Borrower nor any other members of the Controlled Group has withdrawn from any Plan or initiated steps to do so, and no steps have been taken to reorganize or terminate any Plan.

5.9. Accuracy of Information. To Borrower’s knowledge, no information, exhibit or report furnished by the Borrower or any of its Subsidiaries to the Administrative Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions that Borrower believed to be reasonable at the time.

5.10. Regulations U and X. The Borrower has not used the proceeds of any Advance to buy or carry any margin stock (as defined in Regulation U or Regulation X) in violation of the terms of this Agreement.

5.11. [Intentionally Omitted].

5.12. Compliance With Laws. The Borrower and its Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof, having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property, except for any non-compliance which would not have a Material Adverse Effect. Neither Borrower nor any Subsidiary has received any written notice to the effect that their operations are not in material compliance with any of the requirements of applicable federal, state and local environmental, health and safety statutes and regulations or the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could have a Material Adverse Effect.

5.13. Ownership of Properties. On the date of this Agreement, the Borrower and its Subsidiaries will have good and marketable title, free of all Liens other than those permitted by Section 6.16, to all of the Property and assets reflected in the financial statements as owned by it, other than those assets represented by mortgage receivables that are required to be consolidated despite the fact that title to the mortgaged assets is not in the Borrower or any of its Subsidiaries and except, solely with respect to the Subsidiaries, to the extent that the failure to have such title or the existence of such Liens could not reasonably be expected to have a Material Adverse Effect.

5.14. Investment Company Act. Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

5.15. [Intentionally Omitted].

5.16. Solvency.

(i) Immediately after the Agreement Effective Date and immediately following the making of each Loan, and after giving effect to the application of the proceeds of such Loans, (a) the fair value of the assets of the Borrower and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, subordinated, contingent or otherwise, of the Borrower and its Subsidiaries on a consolidated basis; (b) the present fair saleable value of the Property of the Borrower and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Borrower and its Subsidiaries on a consolidated basis on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Borrower and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Borrower and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted after the date hereof.

(ii) The Borrower does not intend to, or to permit any Subsidiary Guarantor to, and does not believe that it or any Subsidiary Guarantor will, incur debts beyond their ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary Guarantor and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary Guarantor, except, solely with respect to the Subsidiary Guarantors, to the extent the same could not reasonably be expected to have a Material Adverse Effect.

5.17. Insurance The Borrower and its Subsidiaries carry insurance on their Projects, including the Unencumbered Pool Properties, with financially sound and reputable insurance companies, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar Projects in localities where the Borrower and its Subsidiaries operate, including, without limitation:

(i) Property and casualty insurance (including coverage for flood and other water damage for any Project located within a 100-year flood plain) in the amount of the replacement cost of the improvements at the Projects (to the extent replacement cost insurance is maintained by companies engaged in similar business and owning similar properties);

(ii) Builder’s risk insurance for any Project under construction in the amount of the construction cost of such Project;

(iii) Loss of rental income insurance in the amount not less than one year’s gross revenues from the Projects; and

(iv) Comprehensive general liability or umbrella insurance in the amount of $20,000,000 per occurrence.

5.18. Borrower Status. The Borrower is qualified as a real estate investment trust under Section 856 of the Code and currently is in compliance in all material respects with all provisions of the Code applicable to the qualification of the Borrower as a real estate investment trust.

5.19. Environmental Matters. Each of the following representations and warranties is true and correct on and as of the Agreement Effective Date except to the extent that the facts and circumstances giving rise to any such failure to be so true and correct, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a) To the knowledge of the Borrower, the Projects of the Borrower and its Subsidiaries do not contain any Materials of Environmental Concern in amounts or concentrations which constitute a violation of, or could reasonably give rise to liability of the Borrower or any Subsidiary under, Environmental Laws.

(b) To the knowledge of the Borrower, (i) the Projects of the Borrower and its Subsidiaries and all operations at the Projects are in compliance with all applicable Environmental Laws, and (ii) with respect to all Projects owned by the Borrower and/or its Subsidiaries (x) for at least two (2) years, have in the last two years, or (y) for less than two (2) years, have for such period of ownership, been in compliance in all material respects with all applicable Environmental Laws.

(c) Neither the Borrower nor any of its Subsidiaries has received any written notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Projects, nor does the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened.

(d) To the knowledge of the Borrower, Materials of Environmental Concern have not been transported or disposed of from the Projects of the Borrower and its Subsidiaries in violation of, or in a manner or to a location which could reasonably give rise to liability of the Borrower or any Subsidiary under, Environmental Laws, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Projects of the Borrower and its Subsidiaries in violation of, or in a manner that could give rise to liability of the Borrower or any Subsidiary under, any applicable Environmental Laws.

(e) No judicial proceedings or governmental or administrative action is pending, or, to the knowledge of the Borrower, threatened, under any Environmental Law to which the Borrower or any of its Subsidiaries is or, to the Borrower’s knowledge, will be named as a party with respect to the Projects of the Borrower and its Subsidiaries, nor are there any consent decrees or other decrees, consent orders, administrative order or other orders, or other administrative of judicial requirements outstanding under any Environmental Law with respect to the Projects of the Borrower and its Subsidiaries.

(f) To the knowledge of the Borrower, there has been no release or threat of release of Materials of Environmental Concern at or from the Projects of the Borrower and its Subsidiaries, or arising from or related to the operations of the Borrower and its Subsidiaries in connection with the Projects in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.

5.20. OFAC; Sanctions Representation. The Borrower is not, and shall not be at any time, a person with whom the Lenders are restricted from doing business under the regulations of OFAC (including, those Persons named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including, the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and shall not engage in any dealings or transactions or otherwise be associated with such persons. In addition, the Borrower hereby agrees to provide to the Administrative Agent any information that the Administrative Agent deems necessary from time to time in order to ensure compliance with all applicable Laws concerning money laundering and similar activities. The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and the Borrower’s and its Subsidiaries’ respective directors, officers, employees and agents (in their capacities as such) with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and the Borrower’s, its Subsidiaries’ and, to the knowledge of the Borrower, their respective directors, officers, employees and agents are in compliance with Anti- Corruption Laws and applicable Sanctions in all material respects. None of the Borrower or its Subsidiaries is, or derives any of its assets or operating income from investments in or transactions with, a Sanctioned Person and, to the knowledge of the Borrower, none of the respective directors, officers, or to the knowledge of the Borrower, employees or agents of the Borrower or any of its Subsidiaries is a Sanctioned Person.

5.21. Intellectual Property. Except as could not reasonably be expected to have a Material Adverse Effect:

(i) Borrower and each of its Subsidiaries owns or has the right to use, under valid license agreements or otherwise, all material patents, licenses, franchises, trademarks, trademark rights, trade names, trade name rights, trade secrets and copyrights (collectively, “Intellectual Property”) necessary to the conduct of their respective businesses as now conducted and as contemplated by the Loan Documents, without known conflict with any patent, license, franchise, trademark, trade secret, trade name, copyright, or other proprietary right of any other Person;

(ii) Borrower and each of its Subsidiaries have taken all such steps as they deem reasonably necessary to protect their respective rights under and with respect to such Intellectual Property;

(iii) No claim has been asserted by any Person with respect to the use of any Intellectual Property by Borrower or any of its Subsidiaries, or challenging or questioning the validity or effectiveness of any Intellectual Property; and

(iv) The use of such Intellectual Property by Borrower and each of its Subsidiaries does not infringe on the rights of any Person, subject to such claims and infringements as do not, in the aggregate, give rise to any liabilities on the part of the Borrower or any of its Subsidiaries.

5.22. Broker’s Fees. No broker’s or finder’s fee, commission or similar compensation will be payable with respect to the transactions contemplated hereby. Except as provided in the Fee Letter, no other similar fees or commissions will be payable by any Lender for any other services rendered to the Borrower, any of the Subsidiaries of the Borrower or any other Person ancillary to the transactions contemplated hereby.

5.23. Unencumbered Pool Properties. As of the Agreement Effective Date, Schedule 1 is, in all material respects, a correct and complete list of all Unencumbered Pool Properties. Each of the assets included by the Borrower in calculations of the Unencumbered Pool Value satisfies all of the requirements contained in this Agreement for the same to be included therein.

5.24. No Bankruptcy Filing. Borrower is not contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of its assets or property, and Borrower has no knowledge of any Person contemplating the filing of any such petition against Borrower.

5.25. No Fraudulent Intent. Neither the execution and delivery of this Agreement or any of the other Loan Documents nor the performance of any actions required hereunder or thereunder is being undertaken by Borrower with or as a result of any actual intent by any of such Persons to hinder, delay or defraud any entity to which Borrower is now or will hereafter become indebted.

5.26. Transaction in Best Interests of Borrower; Consideration. The transaction evidenced by this Agreement and the other Loan Documents is in the best interests of Borrower. The direct and indirect benefits to inure to Borrower pursuant to this Agreement and the other Loan Documents constitute substantially more than “reasonably equivalent value” (as such term is used in §548 of the Bankruptcy Code) and “valuable consideration,” “fair value,” and “fair consideration” (as such terms are used in any applicable state fraudulent conveyance law), in exchange for the benefits to be provided by Borrower pursuant to this Agreement and the other Loan Documents. Borrower and its Subsidiaries constitute a single integrated financial enterprise and each receives a benefit from the availability of credit under this Agreement.

5.27. Subordination. Borrower is not a party to or bound by any agreement, instrument or indenture that may require the subordination in right or time of payment of any of the Obligations to any other indebtedness or obligation of any such Persons.

5.28. [Intentionally Omitted].

5.29. Anti-Terrorism Laws.

(i) None of the Borrower, any of its Subsidiaries or, to the Borrower’s knowledge, any of its other Affiliates is in violation of any laws or regulations relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”) and the Patriot Act.

(ii) None of the Borrower, any of its Subsidiaries or, to the Borrower’s knowledge, any of its other Affiliates, or any of its brokers or other agents acting or benefiting from the Facility is a Prohibited Person. A “Prohibited Person” is any of the following:

(1) a person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order;

(2) a person or entity owned or controlled by, or acting for or on behalf of, any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order;

(3) a person or entity with whom any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti- Terrorism Law;

(4) a person or entity who commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(5) a person or entity that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list.

(iii) None of the Borrower, any of its Subsidiaries or, to the Borrower’s knowledge, any of its other Affiliates or any of its brokers or other agents acting in any capacity in connection with the Facility (1) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Prohibited Person, (2) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (3) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti- Terrorism Law.

Borrower shall not (1) conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Prohibited Person, (2) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, or (3) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and Borrower shall deliver to Administrative Agent any certification or other evidence requested from time to time by Administrative Agent in its reasonable discretion, confirming Borrower’s compliance herewith).

5.30. EEA Financial Institution. Borrower is not an EEA Financial Institution.

ARTICLE VI.

COVENANTS

During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:

6.1. Financial Reporting. The Borrower will maintain for the Consolidated Group a system of accounting established and administered in accordance with GAAP, and furnish to the Administrative Agent and the Lenders:

(i) As soon as available, but in any event not later than 45 days after the close of each fiscal quarter, for the Borrower and its Subsidiaries, commencing with the fiscal quarter ending June 30, 2019, financial statements prepared in accordance with GAAP, including an unaudited consolidated balance sheet as of the close of each such period and the related unaudited consolidated income statement and statement of cash flows of the Borrower and its Subsidiaries for such period and the portion of the fiscal year through the end of such period, setting forth in each case in comparative form the figures for the previous year, if any, all certified by an Authorized Officer of the Borrower;

(ii) As soon as available, but in any event not later than 45 days after the close of each fiscal quarter, for the Borrower and its Subsidiaries, commencing with the fiscal quarter ending June 30, 2019, the following reports in form and substance reasonably satisfactory to the Administrative Agent, all certified by an Authorized Officer of the Borrower:

(1) a schedule listing all Projects and summary information for each Project, including location, square footage, occupancy, Net Operating Income, debt, and such additional information on all Projects as may be reasonably requested by the Administrative Agent, and

(2) a statement of the Adjusted Unencumbered Pool NOI and occupancy percentage of the Unencumbered Pool as of the end of the prior fiscal quarter.

(iii) As soon as available, but in any event not later than 90 days after the close of each fiscal year, for the Borrower and its Subsidiaries, audited financial statements, including a consolidated balance sheet as at the end of such year and the related consolidated statements of income and retained earnings and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, prepared by independent certified public accountants of nationally recognized standing reasonably acceptable to Administrative Agent, and indicating no material weakness in Borrower’s internal controls, together with such additional information and consolidating schedules as may be reasonably requested by the Administrative Agent;

(iv) As soon as available, but in any event not later than 90 days after the close of each fiscal year for the Borrower and its Subsidiaries, a statement detailing the contributions to Consolidated NOI from each individual Project for the prior fiscal year in form and substance reasonably satisfactory to the Administrative Agent, certified by an Authorized Officer of the Borrower;

(v) Together with the quarterly and annual financial statements required hereunder, a Compliance Certificate showing the calculations and computations necessary to determine compliance with this Agreement and stating that, to the knowledge of the Authorized Officer signing such Compliance Certificate, no Default or Unmatured Default exists, or if, to such Authorized Officer’s knowledge, any Default or Unmatured Default exists, stating the nature and status thereof;

(vi) As soon as possible and in any event within 10 days after an Authorized Officer of the Borrower knows that any Reportable Event has occurred with respect to any Plan, a statement, signed by an Authorized Officer of the Borrower, describing said Reportable Event and the action which the Borrower proposes to take with respect thereto;

(vii) As soon as possible and in any event within 10 days after receipt by an Authorized Officer of the Borrower, a copy of (a) any notice or claim to the effect that the Borrower or any of its Subsidiaries is or may be liable to any Person as a result of the release by the Borrower, any of its Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment, and (b) any notice alleging any violation of any federal, state or local environmental, health or safety law or regulation by such Borrower or any of its Subsidiaries, which, in either case, could have a Material Adverse Effect;

(viii) Promptly upon the furnishing thereof to the shareholders of the Borrower, copies of all financial statements, reports and proxy statements so furnished, including without limitation all form 10-K and 10-Q reports filed with the SEC;

(ix) Promptly following any change in beneficial ownership of the Borrower that would render any statement in the existing Beneficial Ownership Certification materially untrue or inaccurate, an updated Beneficial Ownership Certification for the Borrower; and

(x) Such other information (including, without limitation, financial statements for the Borrower and non-financial information) as the Administrative Agent or any Lender may from time to time reasonably request.

6.2. Use of Proceeds.

(a) The Borrower will use the proceeds of the Advances solely (i) to finance the cost of the Borrower’s or its Subsidiaries’ acquisition, development and redevelopment of Projects, and related tenant improvements, capital expenditures, leasing commissions, (ii) for bridge debt financing, and (iii) for working capital, including without limitation, the repurchase of any common shares of the Borrower (subject to clause (b) below), payment of “earn-outs,” other payments Borrower or any Subsidiary is contractually obligated to make as a result of any prior acquisitions of Projects, contractually obligated payments for redemptions of membership interests under limited liability company operating agreements, and margin payments with respect to Marketable Securities.

(b) The Borrower will not, nor will it permit any Subsidiary to, use any of the proceeds of the Advances (i) to purchase or carry any “margin stock” (as defined in Regulation U or Regulation X) if such usage could constitute a violation of Regulation U or Regulation X by any Lender, (ii) to fund any purchase of, or offer for, any Capital Stock of any Person, unless such Person has consented to such offer prior to any public announcements relating thereto, or (iii) directly or, to the knowledge of the Borrower, indirectly in any manner which would violate Anti-Corruption Laws, Anti-Terrorism Laws or applicable Sanctions.

6.3. Notice of Default. The Borrower will give, and will cause each of its Subsidiaries to give, notice in writing to the Administrative Agent and the Lenders of the occurrence of any Default or Unmatured Default promptly after an Authorized Officer obtains knowledge of the same and of any other development, financial or otherwise (including the filing of material litigation), which could reasonably be expected to have a Material Adverse Effect.

6.4. Conduct of Business. The Borrower will do, and will cause each of its Subsidiaries to do, all things necessary to remain duly incorporated or duly qualified, validly existing and in good standing as a real estate investment trust, corporation, general partnership, limited partnership, or limited liability company, as the case may be, in its jurisdiction of incorporation/formation (except with respect to mergers permitted pursuant to Section 6.12) and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted and to carry on and conduct its businesses in substantially the same manner as they are presently conducted where the failure to do so could reasonably be expected to have a Material Adverse Effect and, specifically, neither the Borrower nor its Subsidiaries may undertake any business other than the acquisition, development, ownership, management, operation and leasing of Projects, and any business activities and investments incidental thereto.

6.5. Taxes. The Borrower will pay, and will cause each Subsidiary to pay, when due all federal, state and all other material taxes, assessments and governmental charges and levies upon them or their income, profits or Projects, except (i) those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside and (ii) as set forth in the Disclosure Letter.

6.6. Insurance. The Borrower will, and will cause each of its Subsidiaries to, maintain insurance which is consistent with the representation contained in Section 5.17 on all their Property and the Borrower will furnish to any Lender upon reasonable request full information as to the insurance carried.

6.7. Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which they may be subject, the violation of which could reasonably be expected to have a Material Adverse Effect. The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, Anti-Terrorism Laws and applicable Sanctions.

6.8. Maintenance of Properties. The Borrower will, and will cause each of its Subsidiaries to, do all things necessary to maintain, preserve, protect and keep their respective Projects and Properties, reasonably necessary for the continuous operation of the Projects, in good repair, working order and condition, ordinary wear and tear excepted, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.9. Inspection. The Borrower will, and will cause each of its Subsidiaries to, permit the Administrative Agent or any Lender (which shall be coordinated through the Administrative Agent) upon reasonable prior written notice to an Authorized Officer and at no cost or expense to Borrower (unless a Default shall then exist), by their respective representatives and agents, to inspect any of the Projects, corporate books and financial records of the Borrower and each of its Subsidiaries, to examine and make copies of the books of accounts and other financial records of the Borrower and each of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and each of its Subsidiaries with officers thereof, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Lenders may designate.

6.10. Maintenance of Status. The Borrower shall at all times maintain its status as a real estate investment trust in compliance with all applicable provisions of the Code relating to such status.

6.11. Dividends. Subject to the following sentence, Borrower may (i) make any distributions in redemption of any Capital Stock of the Borrower and (ii) make or declare any dividends or similar distributions with respect to its common Capital Stock; provided that during the continuation of any Default, the Borrower shall not declare or make any such dividends or distributions except that the Borrower may declare and make cash distributions to its shareholders in an aggregate amount not to exceed the greater of (x) an amount equal to ninety percent (90%) of Borrower’s real estate investment trust taxable income and (y) the minimum amount necessary for the Borrower to remain in compliance with Section 6.10. If a Default specified in Section 7.1, Section 7.6 or Section 7.7 shall exist, or if as a result of the occurrence of any other Default any of the Obligations have been accelerated pursuant to Section 8.1, the Borrower shall not, and shall not permit any Subsidiary to, make any dividends or distributions to any Person other than the Borrower or a Subsidiary; provided that, in the case of a Subsidiary that is not a Wholly-Owned Subsidiary, such Subsidiary may make distributions to holders of Capital Stock in such Subsidiary ratably according to the holders’ respective holdings of the type of Capital Stock in respect of which such distributions are being made and provided further that the Borrower may, in all events, make cash distributions to its shareholders in an aggregate amount equal to the minimum amount necessary for Borrower to remain in compliance with Section 6.10.

6.12. Merger. The Borrower will not, nor will it permit any of its Subsidiaries to, enter into any merger (other than mergers in which the Borrower (in any merger involving the Borrower) or one of its Subsidiaries is the survivor and mergers of Subsidiaries as part of transactions that are not otherwise prohibited by the Agreement or any other Loan Document), consolidation, reorganization or liquidation or transfer or otherwise dispose of all or a Substantial Portion of their Properties, except for (a) such transactions that occur between Subsidiaries or between the Borrower and a Subsidiary, (b) mergers solely to change the jurisdiction of organization of a Subsidiary, (c) transfers to or from any co-owner of an interest in any Subsidiary pursuant to buy/sell or similar rights granted in such Subsidiary’s organizational documents and (d) mergers involving Subsidiaries to which a Substantial Portion of Total Asset Value is not attributable collectively.

6.13. [Intentionally Omitted].

6.14. Sale and Leaseback. The Borrower will not, nor will it permit any of its Subsidiaries to, sell or transfer a Substantial Portion of its Property in order to concurrently or subsequently lease such Property as lessee.

6.15. [Intentionally Omitted].

6.16. Liens. The Borrower will not, nor will it permit any of its Subsidiaries to, create, incur, or suffer to exist any Lien in, of or on the Property of the Borrower or any of its Subsidiaries, except:

(i) Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves shall have been set aside on its books, or which are on a Project whose contribution to Total Asset Value is either less than the outstanding principal balance of Secured Indebtedness encumbering such Project or does not exceed such principal balance by more than five percent (5%);

(ii) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on their books;

(iii) Liens arising out of pledges or deposits under workers’ compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation;

(iv) Easements, restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way adversely affect the marketability of the same or adversely interfere with the use thereof in the business of the Borrower or its Subsidiaries;

(v) Liens arising out of non-compliance with the requirements of Section 6.5, as and to the extent set forth in the Disclosure Letter; and

(vi) Liens other than Liens described in subsections (i) through (iv) above arising in connection with any Indebtedness permitted hereunder to the extent such Liens will not result in a Default in any of Borrower’s covenants herein.

Liens permitted pursuant to this Section 6.16 shall be deemed to be “Permitted Liens”.

6.17. Affiliates. The Borrower will not, nor will it permit any of its Subsidiaries to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate except in the ordinary course of business and pursuant to the reasonable requirements of the Borrower’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than the Borrower or such Subsidiary would obtain in a comparable arms-length transaction.

6.18. Financial Undertakings. The Borrower will not enter into or remain liable upon, nor will it permit any Subsidiary to enter into or remain liable upon, any Financial Undertaking, except to the extent entered into for the purpose of protecting the Borrower and its Subsidiaries against increases in interest payable by them under variable interest Indebtedness.

6.19. [Intentionally Omitted].

6.20. [Intentionally Omitted].

6.21. Indebtedness and Cash Flow Covenants. The Borrower on a consolidated basis with its Subsidiaries shall not permit:

(i) the Leverage Ratio to exceed 60.0%; provided, that if such ratio is greater than 60.0%, then the Borrower shall be deemed to be in compliance with this Section 6.21(i) so long as (a) the Borrower completed a Material Acquisition during the quarter in which such ratio first exceeded 60.0%, (b) such ratio does not exceed 60.0% for a period of more than one fiscal quarter immediately following the fiscal quarter in which such Material Acquisition was completed, (c) the Borrower has not maintained compliance with this Section 6.21(i) in reliance on this proviso more than two times during the term of this Agreement and (d) such ratio is not greater than 65.0% at any time;

(ii) the Fixed Charge Coverage Ratio to be less than 1.50 to 1.00;

(iii) the Unencumbered Leverage Ratio to exceed 60.0%; provided, that if such ratio is greater than 60.0%, then the Borrower shall be deemed to be in compliance with this Section 6.21(iii) so long as (a) the Borrower completed a Material Acquisition during the quarter in which such ratio first exceeded 60.0%, (b) such ratio does not exceed 60.0% for a period of more than one fiscal quarter immediately following the fiscal quarter in which such Material Acquisition was completed, (c) the Borrower has not maintained compliance with this Section 6.21(iii) in reliance on this proviso more than two times during the term of this Agreement and (d) such ratio is not greater than 65.0% at any time; provided, further, that no breach of this Section 6.21(iii) shall occur (or be deemed to have occurred) unless and until Borrower has failed to make the principal payments required to restore compliance with this covenant as provided in Section 2.8(b);

(iv) the Unencumbered Interest Coverage Ratio to be less than 1.75 to 1:00; and

(v) Secured Indebtedness to be more than forty-five percent (45%) of Total Asset Value.

6.22. Environmental Matters. The Borrower and its Subsidiaries shall:

(a) Comply with, and use all reasonable efforts to ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply with and maintain, and use all reasonable efforts to ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except to the extent that failure to do so could not be reasonably expected to have a Material Adverse Effect; provided that in no event shall the Borrower or its Subsidiaries be required to modify the terms of leases, or renewals thereof, with existing tenants (i) at Projects owned by the Borrower or its Subsidiaries as of the date hereof, or (ii) at Projects hereafter acquired by the Borrower or its Subsidiaries as of the date of such acquisition, to add provisions to such effect.

(b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, except to the extent that (i) the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings could not be reasonably expected to have a Material Adverse Effect, or (ii) the Borrower has determined in good faith that contesting the same is not in the best interests of the Borrower and its Subsidiaries and the failure to contest the same could not be reasonably expected to have a Material Adverse Effect.

(c) Defend, indemnify and hold harmless Administrative Agent and each Lender, and its respective officers, directors, agents and representatives from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of, noncompliance with or liability under any Environmental Laws applicable to the operations of the Borrower, its Subsidiaries or the Projects, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of the party seeking indemnification therefore. This indemnity shall continue in full force and effect regardless of the termination of this Agreement.

(d) Prior to the acquisition of a new Project after the Agreement Effective Date, perform or cause to be performed a commercially reasonable environmental investigation with respect to such Project. In connection with any such investigation, Borrower shall cause to be prepared a report of such investigation, to be made available to any Lenders upon reasonable request, for informational purposes and to assure compliance with the specifications and procedures.

6.23. [Intentionally Omitted].

6.24. [Intentionally Omitted].

6.25. Negative Pledges. The Borrower agrees that neither the Borrower nor any other members of the Consolidated Group shall enter into or be subject to any agreement governing any Indebtedness which constitutes a Negative Pledge other than (i) restrictions on further subordinate Liens on Projects encumbered by a mortgage, deed to secure debt or deed of trust securing such Indebtedness, (ii) covenants in any Unsecured Indebtedness requiring that the Consolidated Group maintain a pool of unencumbered properties of a size determined by reference to the total amount of Unsecured Indebtedness of the Consolidated Group on substantially similar terms to those provisions contained herein regarding the Unencumbered Pool (including without limitation clauses (iii) and (iv) of Section 6.21 above), but that do not generally prohibit the encumbrance of the Borrower’s or the Consolidated Group’s assets, or the encumbrance of any specific assets or (iii) Negative Pledges with respect to any Project that is not an Unencumbered Pool Property (it being agreed that a Project that is included as an Unencumbered Pool Property that becomes subject to a Negative Pledge not otherwise permitted under clause (d) of the definition of the term “Qualifying Unencumbered Pool Property” shall be deemed removed as an Unencumbered Pool Property).

6.26. Subsidiary Guaranty.

(a) The Borrower shall cause each Wholly-Owned Subsidiary which satisfies either of the following applicable conditions to execute and deliver to the Administrative Agent a joinder to the Subsidiary Guaranty in the form of Exhibit A attached to the form of Subsidiary Guaranty (or if the Subsidiary Guaranty is not then in effect, the Subsidiary Guaranty executed by such Subsidiary) within 10 Business Days of such Subsidiary first satisfying such condition: (x) such Subsidiary incurs, acquires or suffers to exist Guarantee Obligations, or otherwise becomes obligated with respect to, any Indebtedness of another Person or (y)(i) such Subsidiary owns an Unencumbered Pool Property or other asset the value of which is included in the determination of Unencumbered Pool Value and (ii) such Subsidiary, or any other Subsidiary that directly or indirectly owns any Capital Stock in such Subsidiary, incurs, acquires or suffers to exist (whether as a borrower, co-borrower, guarantor or other obligor) any Recourse Indebtedness. Together with each such joinder (or if the Subsidiary Guaranty is not then in effect, the Subsidiary Guaranty), the Borrower shall cause to be delivered to the Administrative Agent the organizational documents, certificates of good standing, resolutions and a legal opinion regarding such Subsidiary Guarantor, all in form and substance reasonably satisfactory to the Administrative Agent and consistent with the corresponding items delivered by the Borrower under Section 4.1(ii). At the time any Subsidiary becomes a Subsidiary Guarantor, the Borrower shall be deemed to make to the Administrative Agent and the Lenders all of the representations and warranties (subject in all cases to all materiality qualifiers and other exceptions in such representations and warranties) contained in the Agreement and the other Loan Documents to the extent they apply to such Subsidiary Guarantor.

(b) From time to time, the Borrower may request, upon not less than two (2) Business Days prior written notice to the Administrative Agent, that a Subsidiary Guarantor be released from the Subsidiary Guaranty, and upon receipt of such request the Administrative Agent shall release, such Subsidiary Guarantor from the Subsidiary Guaranty so long as: (i) such Subsidiary Guarantor is not, or immediately upon its release will not be, required to be a party to the Subsidiary Guaranty under the immediately preceding subsection (a), (ii) no Unmatured Default or Default will exist immediately following such release; and (iii) the representations and warranties (subject in all cases to all materiality qualifiers and other exceptions in such representations and warranties) contained in Article V shall be true and correct as of the date of such release and immediately after giving effect to such release, except to the extent any such representation or warranty is stated to relate solely to an earlier date (in which case such representation or warranty shall have been true and correct on and as of such earlier date) and except for changes in factual circumstances not prohibited under the Loan Documents. Delivery by the Borrower to the Administrative Agent of any such request shall constitute a representation by the Borrower that the matters set forth in the preceding sentence (both as of the date of the giving of such request and as of the date of the effectiveness of such request) are true and correct with respect to such request. The Administrative Agent shall execute such documents and instruments as the Borrower may reasonably request, and at the Borrower’s sole cost and expense, to evidence such release.

6.27. Amendments to Organizational Documents. As and to the extent the same would have a Material Adverse Effect, the Borrower shall not permit any amendment to be made to its organizational documents without the prior written consent of the Required Lenders.

ARTICLE VII.

DEFAULTS

The occurrence of any one or more of the following events shall constitute a Default:

7.1. Nonpayment of any principal payment due hereunder (including any applicable Prepayment Premium) or under any Note when due. Nonpayment of interest hereunder or upon any Note or other payment Obligations under any of the Loan Documents within five (5) Business Days after the same becomes due.

7.2. The breach of any of the terms or provisions of Article VI (other than Sections 6.1, 6.2, 6.5, 6.7, 6.8, 6.16, 6.22, 6.25 and 6.26).

7.3 Any representation or warranty made or deemed made by or on behalf of the Borrower or any other members of the Consolidated Group to the Lenders or the Administrative Agent under or in connection with the Agreement, any Loan, or any material certificate or information delivered in connection with the Agreement or any other Loan Document shall be materially false on the date as of which made.

7.4. The breach by the Borrower (other than a breach which constitutes a Default under Section 7.1, 7.2 or 7.3) of any of the terms or provisions of the Agreement which is not remedied within thirty (30) days after written notice from the Administrative Agent or any Lender.

7.5. Failure of the Borrower or any other member of the Consolidated Group to pay when due any Recourse Indebtedness with respect to which the aggregate recourse liability exceeds $50,000,000 (any such Recourse Indebtedness in excess of such limit being referred to herein as “Material Indebtedness”); or the default by the Borrower or any other member of the Consolidated Group in the performance of any term, provision or condition contained in any agreement, or any other event shall occur or condition exist, which causes, or permits, any such Material Indebtedness to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the stated maturity thereof.

7.6 The Borrower or any other member of the Consolidated Group (other than any such other member of the Consolidated Group that, together with all other members of the Consolidated Group (other than Borrower) then subject to any proceeding or condition described in this Section or the immediately following Section 7.7, does not account for more than 5.0% of Total Asset Value at such time) shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it as a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate action to authorize or effect any of the foregoing actions set forth in this Section 7.6, (vi) fail to contest in good faith any appointment or proceeding described in Section 7.7 or (vii) admit in writing its inability to pay its debts generally as they become due.

7.7. A receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any other member of the Consolidated Group (other than any such other member of the Consolidated Group that, together with all other members of the Consolidated Group (other than Borrower) then subject to any proceeding or condition described in this Section or the immediately preceding Section 7.6, does not account for more than 5.0% of Total Asset Value at such time) or for any Substantial Portion of the Property of the Borrower or such other member of the Consolidated Group, or a proceeding described in Section 7.6(iv) shall be instituted against the Borrower or any such other member of the Consolidated Group and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of ninety (90) consecutive days.

7.8. The Borrower or any other member of the Consolidated Group shall fail within sixty (60) days to pay, bond or otherwise discharge any judgments or orders issued in proceedings with respect to which Borrower or such member has been properly served or has been given due and proper written notice for the payment of money in an amount which, (excluding, however, any such judgments or orders related to any then outstanding Indebtedness which is not Recourse Indebtedness and which was not paid when due or is otherwise in default as described in Section 7.5 above, not to exceed, if such Indebtedness is included in Material Indebtedness, in the aggregate the $150,000,000 limit set forth in such Section 7.5 if such limit is then applicable), when added to all other judgments or orders outstanding against the Borrower or any other member of the Consolidated Group would exceed $50,000,000 in the aggregate, which have not been stayed on appeal or otherwise appropriately contested in good faith.

7.9. The Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that it has incurred withdrawal liability to such Multiemployer Plan in an amount which, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Borrower or any other member of the Controlled Group as withdrawal liability (determined as of the date of such notification), exceeds $1,000,000 or requires payments exceeding $500,000 per annum.

7.10. The Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if as a result of such reorganization or termination the aggregate annual contributions of the Borrower and the other members of the Controlled Group (taken as a whole) to all Multiemployer Plans which are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the respective plan years of each such Multiemployer Plan immediately preceding the plan year in which the reorganization or termination occurs by an amount exceeding $500,000.

7.11. The occurrence of any “Default” as defined in any Loan Document or the breach of any of the terms or provisions of any Loan Document, which default or breach continues beyond any period of grace therein provided.

7.12. The attempted revocation, challenge, disavowment, or termination by the Borrower or any Subsidiary Guarantor of any of the Loan Documents.

7.13. Any Change in Control shall occur.

ARTICLE VIII.

ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

8.1. Acceleration. If any Default described in Section 7.6 or 7.7 occurs with respect to the Borrower, the obligations of the Lenders to make Loans hereunder shall automatically terminate and the Facility Obligations shall immediately become due and payable without any election or action on the part of the Administrative Agent or any Lender. If any other Default occurs, so long as a Default exists Lenders shall have no obligation to make any Loans and the Required Lenders, at any time prior to the date that such Default has been fully cured, may permanently terminate the obligations of the Lenders to make Loans hereunder and declare the Facility Obligations to be due and payable, or both, whereupon (i) if the Required Lenders have elected to accelerate, the Facility Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives and (ii) if any automatic or optional acceleration has occurred, the Administrative Agent, as directed by the Required Lenders (or if no such direction is given within 30 days after a request for direction, as the Administrative Agent deems in the best interests of the Lenders, in its sole discretion, until receipt of a subsequent direction from the Required Lenders), shall use its good faith efforts to collect, including without limitation, by filing and diligently pursuing judicial action, all amounts owed by the Borrower under the Loan Documents and to exercise all other rights and remedies available under applicable law.

If, within 10 days after acceleration of the maturity of the Facility Obligations or termination of the obligations of the Lenders to make Loans hereunder as a result of any Default (other than any Default as described in Section 7.6 or 7.7 with respect to the Borrower) and before any judgment or decree for the payment of the Facility Obligations due shall have been obtained or entered, all of the Lenders (in their sole discretion) shall so direct, the Administrative Agent shall, by notice to the Borrower, rescind and annul such acceleration and/or termination.

8.2. Amendments.

(a) Subject to the provisions of this Article VIII, the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Default hereunder. Subject to the immediately following subsections (b) and (c), any term of this Agreement or of any other Loan Document relating to the rights or obligations of the Lenders of a particular Class, and not Lenders of any other Class, may be amended, and the performance or observance by the Borrower or any Subsidiary of any such terms may be waived (either generally or in a particular instance and either retroactively or prospectively) with, and only with, the written consent of the Required Class Lenders for such Class of Lenders (and, in the case of an amendment to any Loan Document, the written consent of the Borrower and any Subsidiary which is a party thereto). Notwithstanding anything to the contrary contained in this Section, the Fee Letter may only be amended, and the performance or observance by the Borrower thereunder may only be waived, in a writing executed by the parties thereto.

(b) Additional Lender Consents. In addition to the foregoing requirements, no amendment, waiver or consent shall:

(i) Extend the Facility Termination Date for a Class of Loans without the written consent of each Lender of the applicable Class;

(ii) Forgive all or any portion of the principal amount of any Loan (including any Prepayment Premium) or accrued interest thereon, reduce any of the Applicable Margins (or modify any definition herein which would have the effect of reducing any of the Applicable Margins) or the underlying interest rate options or extend the time of payment of any such principal or interest without the written consent of each Lender affected thereby;

(iii) Release any Subsidiary Guarantor, except as permitted in Section 6.26, from any liability it may undertake with respect to the Obligations without the written consent of all of the Lenders;

(iv) Modify the definition of the term “Required Lenders” or (except as otherwise provided in the immediately following clause (v)), modify in any other manner the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof, without the written consent of all of the Lenders;

(v) Modify the definition of the term “Required Class Lenders” as it relates to a Class of Lenders or modify in any other manner the number or percentage of a Class of Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof, in each case, solely with respect to such Class of Lenders, without the written consent of all of the Lenders in such Class;

(vi) Increase the Aggregate Commitment and make Additional Loans beyond $500,000,000 without the written consent of all of the Lenders, provided that no Commitment of a Lender can be increased without the consent of such Lender;

(vii) Amend the definition of “Commitment” without the written consent of all of the Lenders;

(viii) Amend the definition of “Term Percentage” as it applies to a Class of Lenders without the written consent of all of the Lenders of such Class;

(ix) Permit the Borrower to assign its rights under the Agreement or otherwise release the Borrower from any portion of the Obligations without the written consent of all of the Lenders;

(x) Cause any collateral security held by the Administrative Agent on behalf of any of the Lenders to be held other than on a pro rata basis without the written consent of all of the Lenders;

(xi) Cause any Subsidiary Guarantor to guarantee the Obligations on any basis other than a pro rata basis without the written consent of all of the Lenders; or

(xii) Amend Sections 2.13, 2.23, 8.1, 8.2, 8.5 or 11.2, without the written consent of all of the Lenders.

(c) Deemed Lender Consents. Notwithstanding anything to the contrary contained in this Agreement, the Administrative Agent, the Lenders and the Borrower unconditionally acknowledge and agree that: (i) any Lender that is, or has an Affiliate that is, an Existing KB/WF Lender shall be deemed to have consented to a proposal to modify, waive or restate, or a request for a consent or approval with respect to, any Applicable Provision in the same manner as (to the maximum extent possible, and otherwise in the maximum manner consistent with) any amendment, waiver, approval, consent or modification of the corresponding provisions of the Existing KB/WF Agreement pursuant to an Approved Proposed Modification that was approved by such Lender or any of its Affiliates in its capacity as an Existing KB/WF Lender and (ii) upon such deemed consent by Lenders described in the immediately preceding subclause (i) (together with the consent of any other Lenders under this Agreement, if necessary) constituting the Required Lenders (or, if applicable, Required Class Lenders) hereunder, the Applicable Provisions of the Loan Documents shall be concurrently deemed to be modified or restated, or such waiver, consent or approval granted with respect thereto, in the same manner as (to the maximum extent possible, and otherwise in the maximum manner consistent with) such Approved Proposed Modification (and the applicable parties agree, upon request from the Borrower or the Administrative Agent, to execute and deliver a written document memoralizing such amendment, modification, restatement, waiver, consent, or approval) unless both (x) the amendment, waiver, or modification of any Applicable Provision that is the subject of such Approved Proposed Modification expressly requires the consent of each Lender or each Lender affected thereby under the immediately preceding subsection (b), and (y) at least one Lender hereunder is not also an Existing KB/WF Lender. For all purposes hereunder, in the event that the Administrative Agent is an Existing KB/WF Lender (or has an Affiliate that is an Existing KB/WF Lender), subject only to first having obtained the consent or approval of the Required Lenders (or, if applicable, the Required Class Lenders), if applicable, Administrative Agent shall be deemed to have consented to the modification, waiver or restatement, or the request for a consent or approval with respect to, such Applicable Provision, in its capacity as the Administrative Agent hereunder, as and to the extent Administrative Agent is deemed to have consented to such matter in its capacity as a Lender under this subsection (c). Notwithstanding anything to the contrary contained in this subsection (c), the Administrative Agent shall notify all Lenders of any proposal referenced in the foregoing subclause (i) and furnish all Lenders all accompanying materials furnished to the Existing KB/WF Lenders provided that the Administrative Agent’s failure to comply with the forgoing shall not affect, impact or otherwise modify or limit any such deemed consent hereunder. Nothing contained in this subsection (c) shall be construed to affect, impair or otherwise modify the ability of any Lender that is not an Existing KB/WF Lender to approve (or refrain from approving) amendments, waivers and consents pursuant to this Agreement, provided that each such Lender acknowledges and agrees that such Lender’s approval (or disapproval) may not be required to satisfy Required Lender (or, if applicable, Required Class Lender) approval thresholds pursuant to the terms of this Agreement.

No amendment of any provision of the Agreement relating to the Administrative Agent shall be effective without the written consent of the Administrative Agent. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased, reinstated or extended, and the scheduled date for payment of any amount owing to such Defaulting Lender may not be extended, without the written consent of such Defaulting Lender and (y)

any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the written consent of such Defaulting Lender. The Administrative Agent and the Borrower may, without the consent of any Lender, enter into the amendments or modifications to this Agreement or any of the other Loan Documents or enter into additional Loan Documents as the Administrative Agent reasonably deems appropriate in order to implement any Replacement Rate or otherwise effectuate the terms of Section 3.3(c) in accordance with the terms of Section 3.3(c).

8.3. Preservation of Rights. No delay or omission of the Lenders or the Administrative Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Loan notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Loan shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Administrative Agent and the Lenders until the Obligations have been paid in full.

8.4. Insolvency of Borrower. In the event of the insolvency of the Borrower, the Commitments shall automatically terminate, the Lenders shall have no obligation to make further disbursements of the Facility, and the outstanding principal balance of the Facility, including accrued and unpaid interest thereon, shall be immediately due and payable.

8.5. Application of Funds. If a Default exists, any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

(a) to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including attorney costs and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

(b) to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause (b) payable to them;

(c) to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause (c) payable to them;

(d) to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause (d) held by them; and

(e) the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

ARTICLE IX.

GENERAL PROVISIONS

9.1. Survival of Representations. All representations and warranties of the Borrower contained in the Agreement shall survive delivery of the Notes and the making of the Loans herein contemplated.

9.2. Governmental Regulation. Anything contained in the Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

9.3. Taxes. Any taxes (excluding taxes on the overall net income of any Lender) or other similar assessments or charges made by any governmental or revenue authority in respect of the Loan Documents shall be paid by the Borrower, together with interest and penalties, if any.

9.4. Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

9.5. Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Borrower, the Administrative Agent and the Lenders and supersede all prior commitments, agreements and understandings among the Borrower, the Administrative Agent and the Lenders relating to the subject matter thereof.

9.6. Several Obligations; Benefits of the Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Administrative Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. The Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to the Agreement and their respective successors and assigns.

9.7. Expenses; Indemnification. The Borrower shall reimburse the Administrative Agent for any costs, internal charges and out-of-pocket expenses (including, without limitation, all reasonable fees for consultants and fees and reasonable expenses for attorneys for the Administrative Agent, which attorneys may be employees of the Administrative Agent), paid or incurred by the Administrative Agent in connection with the administration, amendment, modification, and enforcement of the Loan Documents, provided that reimbursement for such fees and expenses for attorneys will be limited to one counsel for the Administrative Agent and, if applicable, one local counsel in each material jurisdiction for the Administrative Agent. The Borrower also agrees to reimburse the Administrative Agent and the Lenders for any reasonable costs, internal charges and out-of-pocket expenses (including, without limitation, all fees and reasonable expenses for attorneys for the Administrative Agent and the Lenders, which attorneys may be employees of the Administrative Agent or the Lenders), paid or incurred by the Administrative Agent or any Lender in connection with the collection and enforcement of the Loan Documents (including, without limitation, any workout), provided that reimbursement for such fees and expenses for attorneys will be limited to one additional counsel for all of the Lenders, if applicable, one additional counsel per specialty area and one local counsel per applicable jurisdiction, and additional counsel as necessary in the event of an actual or potential conflict of interest among the Lenders and the Administrative Agent. The Borrower further agrees to indemnify the Administrative Agent, each Lender and their Affiliates, and their directors, employees, and officers against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all reasonable fees and expenses for attorneys of the indemnified parties, all expenses of litigation or preparation therefore whether or not the Administrative Agent, or any Lender is a party thereto) which any of them may pay or incur arising out of or relating to (i) the Agreement, (ii) the entering into the Agreement, (iii) the establishment of the Facility, (iv) the other Loan Documents, (v) the Projects, (vi) the Administrative Agent or any Lender as creditors in possession of Borrower’s information, (vii) the Administrative Agent or any Lender as material creditors being alleged to have direct or indirect influence, (viii) the transactions contemplated hereby, or (ix) the direct or indirect application or proposed application of the proceeds of any Loan hereunder, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of the party seeking indemnification therefor as determined in a final non-appealable judgment of a court of competent jurisdiction. The Borrower agrees not to assert any claim against the Administrative Agent or any Lender, any of their respective Affiliates, or any of their or their respective Affiliates’ officers, directors, employees, attorneys and agents, on any theory of liability, for consequential or punitive damages arising out of or otherwise relating to any facility hereunder, the actual or proposed use of the Loans, the Loan Documents or the transactions contemplated thereby. The Borrower agrees that during the term of the Agreement, it shall under no circumstances claim, and hereby waives, any right of offset, counterclaim or defense against the Administrative Agent or any Lender with respect to the Obligations arising from, due to, related to or caused by any obligations, liability or other matter or circumstance which is not the Obligations and is otherwise unrelated to the Agreement. Any assignee of a Lender’s interest in and to the Agreement, its Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which the Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by the Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by the Borrower. The obligations of the Borrower under this Section shall survive the termination of the Agreement.

9.8. Numbers of Documents. If requested by the Administrative Agent, any statement, notice, closing document, or request hereunder shall be furnished to the Administrative Agent with sufficient counterparts so that the Administrative Agent may furnish one to each of the Lenders.

9.9. Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP; provided that, if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the appropriate Lenders pursuant to Section 8.2); provided further that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding the foregoing, all accounting terms, ratios and calculations shall be determined without giving effect to Accounting Standards Codification 842 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) (and related interpretations) to the extent any lease (or similar arrangement conveying the right to use) would be required to be treated as a capital lease thereunder where such lease (or similar arrangement) would have been treated as an operating lease under GAAP as in effect immediately prior to the effectiveness of the Accounting Standards Codification 842 (provided that, with respect to this sentence, upon the request of the Administrative Agent or any Lender, the Borrower shall provide a reconciliation of its financial statements or calculations to such financial statements or calculations as calculated in accordance with GAAP (including Accounting Standards Codification 842)).

9.10. Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

9.11. Nonliability of Lenders. The relationship between the Borrower, on the one hand, and the Lenders and the Administrative Agent, on the other, shall be solely that of borrowers and lender. Neither the Administrative Agent nor any Lender shall have any fiduciary responsibilities to the Borrower. Neither the Administrative Agent nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations.

9.12. CHOICE OF LAW. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF ILLINOIS, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

9.13. CONSENT TO JURISDICTION. THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR ILLINOIS STATE COURT SITTING IN CHICAGO, ILLINOIS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST THE ADMINISTRATIVE AGENT OR ANY LENDER OR ANY AFFILIATE OF THE ADMINISTRATIVE AGENT OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN CHICAGO, ILLINOIS.

9.14. WAIVER OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

9.15. USA Patriot Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record, and the Borrower shall promptly provide upon each request from the Administrative Agent or a Lender, information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act.

9.16. Promotional Material. Borrower authorizes Administrative Agent and each of the Lenders to issue press releases, advertisements, other promotional materials and other disclosures (including disclosures to league tables and similar services) in connection with Administrative Agent’s or such Lender’s own promotional and marketing activities, and describing the basic terms of the Loans consistent with information found on a “tombstone” and Administrative Agent’s or such Lender’s participation in the Loans.

9.17. Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

a)

the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

b)	the effects of any Bail-In Action on any such liability, including, if applicable:

i.	a reduction in full or in part or cancellation of any such liability;

ii.

a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

iii.	the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

ARTICLE X.

THE ADMINISTRATIVE AGENT

10.1. Appointment. KeyBank National Association, is hereby appointed Administrative Agent hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Administrative Agent to act as the agent of such Lender. The Administrative Agent agrees to act as such upon the express conditions contained in this Article X. Notwithstanding the use of the defined term “Administrative Agent,” it is expressly understood and agreed that the Administrative Agent shall not have any fiduciary responsibilities to any Lender by reason of the Agreement or any other Loan Document and that the Administrative Agent is merely acting as the contractual representative of the Lenders with only those duties as are expressly set forth in the Agreement and the other Loan Documents. In its capacity as the Lenders’ contractual representative, the Administrative Agent (i) shall perform its duties with respect to the administration of the Facility in the same manner as it does when it is the sole lender under this type of facility but does not hereby assume any fiduciary duties to any of the Lenders, (ii) is a “representative” of the Lenders within the meaning of the term “secured party” as defined in the Illinois Uniform Commercial Code and (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in the Agreement and the other Loan Documents. Each of the Lenders hereby agrees to assert no claim against the Administrative Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives, provided that the Administrative Agent shall, in any case, not be released from liability to the Lenders for damages or losses incurred by them as a result of the Administrative Agent’s gross negligence or willful misconduct.

10.2. Powers. The Administrative Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Administrative Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Administrative Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Administrative Agent.

10.3. General Immunity. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable to the Borrower, the Lenders or any Lender for (i) any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except for its or their own gross negligence or willful misconduct or, in the case of the Administrative Agent, its breach of an express obligation under the Agreement; or (ii) any determination by the Administrative Agent that compliance with any law or any governmental or quasi-governmental rule, regulation, order, policy, guideline or directive (whether or not having the force of law) requires the Advances and Commitments hereunder to be classified as being part of a “highly leveraged transaction”.

10.4. No Responsibility for Loans, Recitals, Etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (i) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (iii) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered to the Administrative Agent; (iv) the validity, effectiveness or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; (v) the value, sufficiency, creation, perfection, or priority of any interest in any collateral security; or (vi) the financial condition of the Borrower. Except as otherwise specifically provided herein, the Administrative Agent shall have no duty to disclose to the Lenders information that is not required to be furnished by the Borrower to the Administrative Agent at such time, but is voluntarily furnished by the Borrower to the Administrative Agent (either in its capacity as Administrative Agent or in its individual capacity).

10.5. Action on Instructions of Lenders. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the required percentage of the Lenders needed to take such action or refrain from taking such action, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders. The Lenders hereby acknowledge that the Administrative Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of the Agreement or any other Loan Document unless it shall be requested in writing to do so by the Required Lenders or the Required Class Lenders, as applicable. The Administrative Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its reasonable satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

10.6. Employment of Agents and Counsel. The Administrative Agent may execute any of its duties as Administrative Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent shall be entitled to advice of counsel concerning all matters pertaining to the agency hereby created and its duties hereunder and under any other Loan Document.

10.7. Reliance on Documents; Counsel. The Administrative Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Administrative Agent, which counsel may be employees of the Administrative Agent.

10.8. Administrative Agent’s Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Administrative Agent ratably in proportion to their respective Term Percentage (i) for any amounts not reimbursed by the Borrower for which the Administrative Agent is entitled to reimbursement by the Borrower under the Loan Documents, (ii) for any other expenses incurred by the Administrative Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents, if not paid by Borrower and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including without limitation, for any such amounts incurred by or asserted against the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between two or more of the Lenders), or the enforcement of any of the terms thereof or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct or a breach of the Administrative Agent’s express obligations and undertakings to the Lenders. The obligations of the Lenders and the Administrative Agent under this Section 10.8 shall survive payment of the Obligations and termination of the Agreement.

10.9. Rights as a Lender. In the event the Administrative Agent is a Lender, the Administrative Agent shall have the same rights and powers hereunder and under any other Loan Document as any Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, at any time when the Administrative Agent is a Lender, unless the context otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by the Agreement or any other Loan Document, with the Borrower or any of its Subsidiaries in which the Borrower or such Subsidiaries are not restricted hereby from engaging with any other Person. The Administrative Agent, in its individual capacity, is not obligated to remain a Lender.

10.10. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into the Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Agreement and the other Loan Documents.

10.11. Successor Administrative Agent. Except as otherwise provided below, KeyBank National Association shall at all times serve as the Administrative Agent during the term of this Agreement. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, such resignation to be effective upon the appointment of a successor Administrative Agent or, if no successor Administrative Agent has been appointed, forty-five days after the retiring Administrative Agent gives notice of its intention to resign (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed). The Administrative Agent may be removed at any time if the Administrative Agent (i) is found by a court of competent jurisdiction in a final, non-appealable judgment to have committed gross negligence, bad faith or willful misconduct in the course of performing its duties hereunder or (ii) has become a Defaulting Lender under clause (d) of the definition of such term by written notice received by the Administrative Agent from the Required Lenders (but excluding, for purposes of calculating the percentage needed to constitute Required Lenders in such instance, the Commitment of the Administrative Agent from the Aggregate Commitment and the Advances held by the Administrative Agent from the total outstanding Advances), such removal to be effective on the date specified by such Lenders. Upon any such resignation or removal, the Required Lenders shall have the right, with approval of the Borrower (so long as no Default shall then be in existence), which such approval shall not be unreasonably withheld or delayed, to appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders and, if applicable, so approved by the Borrower, within forty-five days after the resigning Administrative Agent’s giving notice of its intention to resign, then the resigning Administrative Agent may appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent. Notwithstanding the previous sentence, the Administrative Agent may at any time without the consent of any Lender (but, so long as no Default shall then be in existence, with the consent of the Borrower), appoint any of its Affiliates which is a commercial bank as a successor Administrative Agent hereunder. If the Administrative Agent has resigned or been removed and no successor Administrative Agent has been appointed, the Lenders may perform all the duties of the Administrative Agent hereunder and the Borrower shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders. No successor Administrative Agent shall be deemed to be appointed hereunder until such successor Administrative Agent has accepted the appointment. Any such successor Administrative Agent shall in all events be a commercial bank having capital and retained earnings of at least $500,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Administrative Agent. Upon the effectiveness of the resignation or removal of the Administrative Agent, the resigning or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents arising from and after such date. After the effectiveness of the resignation or removal of an Administrative Agent, the provisions of this Article X shall continue in effect for the benefit of such Administrative Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent hereunder and under the other Loan Documents.

10.12. Notice of Defaults. If a Lender becomes aware of a Default or Unmatured Default, such Lender shall notify the Administrative Agent of such fact provided that the failure to give such notice shall not create liability on the part of a Lender. Upon receipt of such notice that a Default or Unmatured Default has occurred or upon it otherwise having actual knowledge of any Default or Unmatured Default, the Administrative Agent shall notify each of the Lenders of such fact.

10.13. Requests for Approval. If the Administrative Agent requests in writing the consent or approval of a Lender, such Lender shall respond and either approve or disapprove definitively in writing to the Administrative Agent within ten Business Days (or sooner if such notice specifies a shorter period for responses based on Administrative Agent’s good faith determination that circumstances exist warranting its request for an earlier response) after such written request from the Administrative Agent. If the Lender does not so respond, that Lender shall be deemed to have approved the request, unless the consent or approval of affected Lenders or such Lender is required for the requested action as provided under any of clauses (i) through (xii) of Section 8.2(b), in which event, failure to so respond shall not be deemed to be an approval of such request.

10.14. Defaulting Lenders. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(a) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and in Section 8.2.

(b) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.1 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Unmatured Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Unmatured Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this subsection shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(c) [Reserved].

(d) Intentionally Omitted.

(e) Intentionally Omitted.

(f) Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with their respective Term Percentages, as applicable, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender having been a Defaulting Lender.

10.15. Additional Agents. None of the Syndication Agents as designated on the cover of the Agreement have any rights or obligations under the Loan Documents as a result of such designation or of any actions undertaken in such capacity, such parties having only those rights or obligations arising hereunder in their capacities as a Lender.

ARTICLE XI.

SETOFF; RATABLE PAYMENTS

11.1. Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if any Default occurs and is continuing, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender or any of its Affiliates to or for the credit or account of the Borrower may be offset and applied toward the payment of the Obligations owing to such Lender at any time prior to the date that such Default has been fully cured, whether or not the Obligations, or any part hereof, shall then be due. Notwithstanding anything to the contrary in this Section, if any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 10.14 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (y) such Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

11.2. Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Loans (other than payments received pursuant to Sections 3.1, 3.2, 3.4 or 3.5) and such payment should be distributed to the Lenders in accordance with Section 2.23 or 8.5, as applicable, such Lender agrees, promptly upon demand, to purchase a portion of the Loans held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of Loans. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their Loans in accordance with Section 2.23 or 8.5, as applicable. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

ARTICLE XII.

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

12.1. Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lenders and their respective successors and assigns, except that (i) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents and (ii) any assignment by any Lender must be made in compliance with Section 12.3. The parties to the Agreement acknowledge that clause (ii) of this Section 12.1 relates only to absolute assignments and does not prohibit assignments creating security interests, including, without limitation, (x) any pledge or assignment by any Lender of all or any portion of its rights under the Agreement and any Note to a Federal Reserve Bank or (y) in the case of a Lender which is a fund, any pledge or assignment of all or any portion of its rights under the Agreement and any Note to its trustee in support of its obligations to its trustee; provided, however, that no such pledge or assignment creating a security interest shall release the transferor Lender from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 12.3. The Administrative Agent may treat the Person which made any Loan or which holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 12.3; provided, however, that the Administrative Agent may in its discretion (but shall not be required to) follow instructions from the Person which made any Loan or which holds any Note to direct payments relating to such Loan or Note to another Person. Any assignee of the rights to any Loan or any Note agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder or assignee of the rights to such Loan.

12.2. Participations.

(i) Permitted Participants; Effect. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks, financial institutions, pension funds, or any other funds or entities (“Participants”) participating interests in any Loan owing to such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the holder of any such Note for all purposes under the Loan Documents, all amounts payable by the Borrower under the Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(ii) Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Loan or Commitment in which such Participant has an interest which would require consent of affected Lenders or such Lender pursuant to the terms of any of clauses (i) through (xii) of Section 8.2(b).

(iii) Benefit of Setoff. The Borrower agrees that each Participant which has previously advised the Borrower in writing of its purchase of a participation in a Lender’s interest in its Loans shall be deemed to have the right of setoff provided in Section 11.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents. Each Lender shall retain the right of setoff provided in Section 11.1 with respect to the amount of participating interests sold to each Participant, provided that such Lender and Participant may not each setoff amounts against the same portion of the Obligations, so as to collect the same amount from the Borrower twice. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 11.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 11.2 as if each Participant were a Lender.

12.3. Assignments.

(i) Permitted Assignments. Any Lender may, in accordance with applicable law, at any time assign to any Eligible Assignee, without any approval from the Borrower except as provided in the definition thereof and set forth in this Section 12.3 (any such assignees being referred to herein as “Purchasers”), all or any portion (greater than or equal to $5,000,000 for each assignee, so long as the hold position of the assigning Lender is not less than $5,000,000) of its rights and obligations under the Loan Documents. Notwithstanding the foregoing, no approval of the Borrower shall be required for any such assignment if a Default has occurred and is then continuing. Such assignment shall be substantially in the form of Exhibit G hereto or in such other form as may be agreed to by the parties thereto (an “Assignment Agreement”). The consent of the Administrative Agent shall be required prior to an assignment becoming effective with respect to a Purchaser which is not a Lender or an Affiliate thereof or fund related thereto. Such consent shall not be unreasonably withheld or delayed.

(ii) Effect; Effective Date. Upon (i) delivery to the Administrative Agent of a notice of assignment, substantially in the form attached as Exhibit “I” to Exhibit G hereto (a “Notice of Assignment”), together with any consents required by Section 12.3(i), and (ii) payment of a $3,500 fee by the assignor or assignee to the Administrative Agent for processing such assignment, such assignment shall become effective on the effective date specified in such Notice of Assignment. The Notice of Assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment and Loans under the applicable assignment agreement are “plan assets” as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be “plan assets” under ERISA. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to the Agreement and any other Loan Document executed by the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by the Borrower, the Lenders or the Administrative Agent shall be required to release the transferor Lender, and the transferor Lender shall automatically be released on the effective date of such assignment, with respect to the percentage of the Aggregate Commitment and Loans assigned to such Purchaser. Upon the consummation of any assignment to a Purchaser pursuant to this Section 12.3(ii), the transferor Lender, the Administrative Agent and the Borrower shall make appropriate arrangements so that replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting its Commitment, as adjusted pursuant to such assignment.

(iii) In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all applicable Loans, in accordance with its Term Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(iv) Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower (such agency being solely for tax purposes), shall maintain at the Administrative Agent’s office a copy of each Notice of Assignment (and attached Assignment Agreement) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

12.4. Dissemination of Information. The Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of the Borrower and its Subsidiaries.

12.5. Tax Treatment. If any interest in any Loan Document is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.5.

ARTICLE XIII.

NOTICES

13.1. Giving Notice. Except as otherwise permitted by Section 2.14 with respect to borrowing notices, all notices and other communications provided to any party hereto under the Agreement or any other Loan Document shall be in writing and addressed or delivered to such party at its address set forth below its signature hereto or at such other address (or to counsel for such party) as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid, shall be deemed given when received; any notice, if transmitted by facsimile, shall be deemed given when transmitted.

13.2. Change of Address. The Borrower, the Administrative Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.

13.3. Electronic Delivery of Information.

(a) Documents required to be delivered pursuant to the Loan Documents may be delivered by electronic communication and delivery, including, the Internet, e-mail or intranet websites to which the Administrative Agent and each Lender have access (including a commercial, third-party website or a website sponsored or hosted by the Administrative Agent or the Borrower) provided that the foregoing shall not apply to (i) notices to any Lender pursuant to Article II. and (ii) any Lender that has notified the Administrative Agent and the Borrower that it cannot or does not want to receive electronic communications. The Administrative Agent and the Borrower hereby agree to accept notices and other communications to the other party hereunder by electronic delivery pursuant to procedures approved by both the Administrative Agent and the Borrower for all or particular notices or communications. Documents or notices delivered electronically shall be deemed to have been delivered on the date and at the time on which the Administrative Agent or the Borrower posts such documents or the documents become available on a commercial website and the Administrative Agent or Borrower notifies each Lender of said posting and provides a link thereto provided if such notice or other communication is not sent or posted during the normal business hours of the recipient, said posting date and time shall be deemed to have commenced as of 9:00 a.m. local time on the opening of business on the next business day for the recipient. Notwithstanding anything contained herein, the Borrower shall deliver paper copies of any documents to the Administrative Agent or to any Lender that requests such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender. Except for Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents delivered electronically, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery. Each Lender shall be solely responsible for requesting delivery to it of paper copies and maintaining its paper or electronic documents.

(b) Documents required to be delivered pursuant to Article II. may be delivered electronically to a website provided for such purpose by the Administrative Agent pursuant to the procedures provided to the Borrower and the Lenders by the Administrative Agent.

ARTICLE XIV.

COUNTERPARTS

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Amendment by signing any such counterpart. This Agreement shall be effective when it has been executed by the Borrower, the Administrative Agent and the Lenders and each party has notified the Administrative Agent, either by electronic transmission by email with a pdf copy or other electronic reproduction of an executed page attached or by telephone, that it has taken such action.

ARTICLE XV. ACKNOWLEDGEMENT REGARDING ANY SUPPORTED QFCS

15.1. Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Related Swap Obligations or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 15.1, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i)	a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §252.82(b);

(ii)	a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §47.3(b); or

(iii)	a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

(Remainder of page intentionally left blank.)

IN WITNESS WHEREOF, the Borrower, the Lenders and the Administrative Agent have executed this Term Loan Agreement as of the date first above written.

RETAIL PROPERTIES OF AMERICA, INC.

By:	/s/ Julie M. Swinehart
Print Name: Julie M. Swinehart
Title: EVP, CFO & Treasurer

2021 Spring Road, Suite 200
Oak Brook, IL 60523
Phone: 630-634-4225
Facsimile: 630-568-5491
Attention: Julie M. Swinehart

with a copy to:

2021 Spring Road, Suite 200
Oak Brook, IL 60523
Phone: 630-634-4196
Facsimile: 630-282-7465
Attention: Joel G. Meyers

Signature Page to Term Loan Agreement

KEYBANK NATIONAL ASSOCIATION, individually and as Administrative Agent

By:	/s/ Nate Weyer
Print Name: Nate Weyer
Title: Senior Vice President

KeyBank Real Estate Capital
1200 Abernathy Road NE, Suite 1550
Atlanta, GA 30328
Phone: 770-510-2130
Facsimile: 770-510-2195
Attention: Nathan Weyer

Signature Page to Term Loan Agreement

Branch Banking and Trust Company

By:	/s/ Karen M. Cadiente
Print Name: Karen M. Cadiente
Title: Assistant Vice President

BB&T Capital Markets Corporate Banking
200 West 2nd Street, Floor 16
Winston Salem, NC 27101
Phone: 336-733-0590
Facsimile: 888-707-4162
Attention: Karen Cadiente

Signature Page to Term Loan Agreement

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Margaret Kilner Grady
Print Name: Margaret Kilner Grady
Title: Vice President

PNC Real Estate
1 N Franklin St, Suite 2150
Mailstop Dl-Y806-21-1
Chicago, IL 60606
Phone: (312) 338-5220
Facsimile: (312) 384-4665
Attention: Margaret Kilner Grady

Signature Page to Term Loan Agreement

TD BANK, NA

By:	/s/ Rory Desmond
Print Name: Rory Desmond
Title: Vice President

Phone: 617-737-3651
Attention: Brendan T. Gibson

Signature Page to Term Loan Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Brandon H Barry
Name: Brandon H Barry
Title: Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION
10 S. Wacker Drive, 32nd Floor
Chicago, IL 60606
Phone: 312-827-1525

Signature Page to Term Loan Agreement

BANK OF AMERICA, N.A.

By:	/s/ Helen Chan
Name: Helen Chan
Title: Vice President

555 California Street, 6th Floor
San Francisco, CA 94104
Phone: 415-913-4698
Facsimile: 415-913-2356
Attention: Helen Chan

Signature Page to Term Loan Agreement

U.S. Bank National Association, as a Lender

By:	/s/ Curt M. Steiner
Name: Curt M. Steiner
Title: Senior Vice President

U.S. Bank National Association
190 S. LaSalle 11th Floor
Chicago, IL 60603
Phone: 312.325.8756
Facsimile: 312.325.8853
Attention: Curt M. Steiner

Signature Page to Term Loan Agreement

The Bank of Nova Scotia

By:	/s/ Michael Grad
Name: Michael Grad
Title: Director

The Bank of Nova Scotia
720 King Street West, 2nd Floor
Toronto, Ontario, Canada, M5V 2T3
Phone: 212-225-5048
Facsimile: 212-225-5709
Attention: Ajit Goswami

Signature Page to Term Loan Agreement

REGIONS BANK, as a Lender

By:	/s/ William Chalmers
Name: William Chalmers
Title: Assistant Vice President

REGIONS BANK
1717 McKinney Avenue, Suite 1200
Dallas, TX 75202
Phone: 469-608-2773
Facsimile: 469-608-2842
Attention: William Chalmers

Signature Page to Term Loan Agreement

SCHEDULE I

COMMITMENTS

SCHEDULE 1

Unencumbered Pool Properties

SCHEDULE 2

SUBSIDIARY GUARANTORS AS OF AGREEMENT EFFECTIVE DATE

None.

EXHIBIT A

APPLICABLE MARGINS

Prior to the Investment Grade Rating Date, the interest due hereunder with respect to the Advances shall vary from time to time and shall be determined by reference to the Class of Advance and the then-current Leverage Ratio. Any such change in the Applicable Margins shall be made on the fifth (5th) day subsequent to the date on which the Administrative Agent receives a Compliance Certificate pursuant to Section 6.1(v) with respect to the preceding fiscal quarter of Borrower, provided that the Administrative Agent does not in good faith object to the information provided in such certificate. In the event any such Compliance Certificate is not delivered by Borrower when due under Section 6.1(v) the Administrative Agent shall have the right, if so directed by the Required Class Lenders for such Class of Advance, to increase the Applicable Margins to the next higher level until such Compliance Certificate is delivered, by delivering written notice thereof to Borrower. Such changes shall be given prospective effect only, and no recalculation shall be done with respect to interest accrued prior to the date of such change in the Applicable Margins. If any such Compliance Certificate shall later be determined to be incorrect and as a result higher Applicable Margins should have been in effect for any period, Borrower shall pay to the Administrative Agent for the benefit of the Lenders all additional interest and fees which would have accrued if the original Compliance Certificate had been correct, as shown on an invoice to be prepared by the Administrative Agent and delivered to Borrower, on the next Payment Date following delivery of such invoice or on demand of the Administrative Agent if the Aggregate Commitments have terminated. The per annum Applicable Margins that will be either added to the Alternate Base Rate to determine the Floating Rate or added to LIBOR Base Rate to determine the LIBOR Rate for any LIBOR Interest Period shall be determined as follows:

Leverage Ratio	Applicable Margin for Tranche A Term Loan Advances	Applicable Margin for Tranche B Term Loan Advances
<35%	1.20%	1.50%
•35%, <40%	1.20%	1.60%
•40%, <45%	1.25%	1.65%
•45%, <50%	1.35%	1.75%
•50%, <55%	1.50%	1.85%
•55%	1.70%	2.20%

On, and at all times after, the Investment Grade Rating Date, the Applicable Margins thereafter shall vary from time to time and shall be determined by reference to the Class of Advance and the then-current Credit Ratings of Borrower. Any subsequent change in any of the Borrower’s Credit Ratings which would cause a different level to be applicable shall be effective as of the first day of the first calendar month immediately following the month in which the Administrative Agent receives written notice delivered by the Borrower that such change in a Credit Rating has occurred; provided, however, if the Borrower has not delivered the notice required but the Administrative Agent becomes aware that any of the Borrower’s Credit Ratings have

A-1

changed, then the Administrative Agent shall adjust the level effective as of the first day of the first calendar month following the date the Administrative Agent becomes aware of such change in Borrower’s Credit Ratings. The per annum Applicable Margins that will be either added to the Alternate Base Rate to determine the Floating Rate or added to LIBOR Base Rate to determine the LIBOR Rate for any LIBOR Interest Period shall be determined as follows:

Credit Rating (S&P and Moody’s)	Applicable Margin for Tranche A Term Loan Advances	Applicable Margin for Tranche B Term Loan Advances
At least A or A2	0.80%	1.35%
At least A- or A3	0.85%	1.40%
At least BBB+ or Baal	0.90%	1.45%
At least BBB or Baa2	1.00%	1.55%
At least BBB- or Baa3	1.25%	1.70%
Below BBB- and Baa3	1.65%	2.25%

If each of Moody’s and S&P assigns a Credit Rating to the Borrower and such Credit Ratings correspond to different levels in the above table, the Applicable Margins will be determined based on the level corresponding to the higher Credit Rating of the assigned Credit Ratings. If only one of Moody’s or S&P assigns a Credit Rating to the Borrower, the Applicable Margins will be determined based on the level corresponding to the Credit Rating assigned by such rating agency. During any period after the Investment Grade Rating Date when neither Moody’s nor S&P assigns a Credit Rating to the Borrower, the Applicable Margin shall be determined based on a Credit Rating of “Below BBB- and Baa3”, effective in each case as of the first day of the first calendar month immediately following the month in which the Administrative Agent receives written notice delivered by the Borrower that such cessation has occurred; provided, however, if the Borrower has not delivered the notice required but the Administrative Agent becomes aware of such cessation, then the Administrative Agent shall adjust the level effective as of the first day of the first calendar month following the date the Administrative Agent becomes aware of such cessation.

A-2

EXHIBIT B

FORM OF NOTE

EXHIBIT C

FORM OF AMENDMENT REGARDING INCREASE

EXHIBIT D

COMPLIANCE CERTIFICATE

EXHIBIT E

FORM OF SUBSIDIARY GUARANTY

EXHIBIT F

FORM OF BORROWING NOTICE

EXHIBIT G

FORM OF ASSIGNMENT AGREEMENT